[Execution Copy]



   =================================================================

                           U.S. $150,000,000

                RECEIVABLES PURCHASE AND SALE AGREEMENT

                      Dated as of October 6, 1995

                                 among

                       SNAP-ON CREDIT CORPORATION

                               as Seller

                                  and

           THE BANKS SET FORTH ON THE SIGNATURES PAGES HEREOF

                              as the Banks

                                  and

                      CITICORP NORTH AMERICA, INC.

                       Individually and as Agent

   =================================================================

                           TABLE OF CONTENTS


   Section                                                       Page


        ARTICLE I             DEFINITIONS
   SECTION 1.01.  Certain Defined Terms  . . . . . . . . . . . . . 2
   SECTION 1.02.  Other Terms  . . . . . . . . . . . . . . . . .  23
   SECTION 1.03.  Computation of Time Periods  . . . . . . . . .  23

        ARTICLE II     AMOUNTS AND TERMS OF THE PURCHASES
   SECTION 2.01.  Commitment . . . . . . . . . . . . . . . . . .  23
   SECTION 2.02.  Making Purchases from the Seller . . . . . . .  23
   SECTION 2.03.  Termination or Reduction of the Commitment . .  25
   SECTION 2.04.  Eligible Asset . . . . . . . . . . . . . . . .  25
   SECTION 2.05.  Non-Liquidation Settlement Procedures  . . . .  26
   SECTION 2.06.  Liquidation Settlement Procedures  . . . . . .  27
   SECTION 2.07.  General Settlement Procedures  . . . . . . . .  28
   SECTION 2.08.  Payments and Computations, Etc.  . . . . . . .  28
   SECTION 2.09.  Dividing or Combining of Eligible Assets . . .  29
   SECTION 2.10.  Yield and Fees . . . . . . . . . . . . . . . .  30
   SECTION 2.11.  Yield Protection . . . . . . . . . . . . . . .  31
   SECTION 2.12.  Increased Capital  . . . . . . . . . . . . . .  32
   SECTION 2.13.  Taxes and Other Taxes  . . . . . . . . . . . .  33
   SECTION 2.14.  Sharing of Payments, Etc.  . . . . . . . . . .  34
   SECTION 2.15.  Agreement to Assign  . . . . . . . . . . . . .  35

        ARTICLE III       CONDITIONS PRECEDENT
   SECTION 3.01.  Conditions Precedent to the Effectiveness
                  of this Agreement  . . . . . . . . . . . . . .  37
   SECTION 3.02.  Conditions Precedent to All Purchases
                  and Reinvestments  . . . . . . . . . . . . . .  39

        ARTICLE IV   REPRESENTATIONS AND WARRANTIES
   SECTION 4.01.  Representations and Warranties of
                  the Seller . . . . . . . . . . . . . . . . . .  40

        ARTICLE V   GENERAL COVENANTS OF THE SELLER
   SECTION 5.01.  Affirmative Covenants of the Seller  . . . . .  44
   SECTION 5.02.  Reporting Requirements of the Seller . . . . .  46
   SECTION 5.03.  Negative Covenants of the Seller . . . . . . .  48

        ARTICLE VI   ADMINISTRATION AND COLLECTION
   SECTION 6.01.  Designation of Collection Agent  . . . . . . .  50
   SECTION 6.02.  Duties of the Collection Agent . . . . . . . .  51
   SECTION 6.03.  Rights of the Agent  . . . . . . . . . . . . .  52
   SECTION 6.04.  Responsibilities of the Seller . . . . . . . .  53
   SECTION 6.05.  Possession by the Seller as Trustee;
                  Further Action Evidencing Purchases  . . . . .  53
   SECTION 6.06.  Delivery of Contracts to Agent . . . . . . . .  54
   SECTION 6.07.  Application of Collections . . . . . . . . . .  55

        ARTICLE VII      EVENTS OF TERMINATION
   SECTION 7.01.  Events of Termination  . . . . . . . . . . . .  55

        ARTICLE VIII   THE AGENT
   SECTION 8.01.  Authorization and Action . . . . . . . . . . .  59
   SECTION 8.02.  UCC Filings  . . . . . . . . . . . . . . . . .  59
   SECTION 8.03.  Agent's Reliance. Etc. . . . . . . . . . . . .  59
   SECTION 8.04.  Agent and Affiliates . . . . . . . . . . . . .  60
   SECTION 8.05.  Purchase Decision  . . . . . . . . . . . . . .  60
   SECTION 8.06.  Indemnification  . . . . . . . . . . . . . . .  61
   SECTION 8.07.  Successor Agent  . . . . . . . . . . . . . . .  61

        ARTICLE IX     ASSIGNMENT OF PERCENTAGE INTERESTS
   SECTION 9.01.  Register . . . . . . . . . . . . . . . . . . .  62
   SECTION 9.02.  Assignment . . . . . . . . . . . . . . . . . .  62

        ARTICLE X           INDEMNIFICATION
   SECTION 10.01.  Indemnities by the Seller . . . . . . . . . .  63

        ARTICLE XI           MISCELLANEOUS
   SECTION 11.01.  Amendments, Etc.  . . . . . . . . . . . . . .  66
   SECTION 11.02.  Notices, Etc. . . . . . . . . . . . . . . . .  68
   SECTION 11.03.  No Waiver; Remedies . . . . . . . . . . . . .  69
   SECTION 11.04.  Binding Effect; Assignability . . . . . . . .  70
   SECTION 11.05.  Governing Law . . . . . . . . . . . . . . . .  71
   SECTION 11.06.  Costs, Expenses and Taxes . . . . . . . . . .  71
   SECTION 11.07.  [Reserved]  . . . . . . . . . . . . . . . . .  72
   SECTION 11.08.  [Reserved]  . . . . . . . . . . . . . . . . .  72
   SECTION 11.09.  Confidentiality . . . . . . . . . . . . . . .  72
   SECTION 11.10.  Execution in Counterparts; Severability . . .  72

                            LIST OF EXHIBITS



   EXHIBIT A      Form of Assignment of Purchase Commitment

   EXHIBIT B      Form of Contracts

   EXHIBIT C      Description of Credit and Collection Policy

   EXHIBIT D      Trade Names, Fictitious Names and "Doing Business As" Names

   EXHIBIT E      Investor Report

   EXHIBIT F      List of Offices of Seller where Records
                  are Kept

                RECEIVABLES PURCHASE AND SALE AGREEMENT

                      Dated as of October 6, 1995


             SNAP-ON CREDIT CORPORATION, a Wisconsin corporation (the "Seller"), THE BANKS SET FORTH ON THE SIGNATURE PAGES HEREOF (as such group may be comprised from time to time after giving effect to assignments and other transfers permitted hereunder, the "Banks"), and CITICORP NORTH AMERICA, INC., a Delaware corporation, individually ("CNAI"), and as agent (the "Agent") for the Banks, agree as follows:

             PRELIMINARY STATEMENTS. (1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

             (2) This Agreement is being entered into by the parties hereto in connection with the Receivables Purchase and Sale Agreement dated as of October 6, 1995 (as the same may be amended, supplemented or otherwise modified from time to time thereafter, the "Investor Agreement") among the Seller, Corporate Asset Funding Company, Inc. and the other "Investors" (as defined therein) parties thereto, and CNAI, individually and as agent for the "Owners" (as defined therein), and any capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Investor Agreement.

             (3) The Seller has, and expects to have, Receivables in which the Seller intends to sell interests referred to herein as Eligible Assets.

             (3) The Banks desire to purchase such Eligible Assets from the Seller.

             (4) In consideration of the reinvestment by the Banks in Pool Receivables of daily Collections of the Eligible Assets (other than, in certain circumstances, with regard to accrued Yield), the Seller will sell additional interests in the Pool Receivables as part of such Eligible Assets until such reinvestment is terminated.

             (5)  CNAI has been requested and is willing to act as Agent.

             NOW, THEREFORE, the parties agree as follows:

                               ARTICLE I

                              DEFINITIONS

             SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

             "Additional Reduction Amount" means, at any time, the sum of (a) the amount by which the aggregate Outstanding Balance of all Receivables owing from Sales Representatives exceeds $500,000, plus (b) the amount by which the aggregate Outstanding Balance of all Receivables required, according to the related Contract, to be paid in full within more than 36 months but no more than 60 months of the Original Date of such Contract, exceeds $500,000, plus (c) the amount by which the aggregate Outstanding Balance of all Receivables owing from and Canadian Obligors and Mexican Obligors exceeds $500,000.

             "Adjusted LIBO Rate" for any Bank with respect to any Eligible Asset for any Fixed Period means an interest rate per annum equal to
   (a) 0.125% per annum, plus (b) the rate of interest per annum (the "LIBO Rate") at which deposits in U.S. Dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two "LIBO Business Days" (as defined below) before the first day of such Fixed Period in an amount approximately equal or comparable to the Capital of such Eligible Asset and for a period equal to such Fixed Period plus (c) the remainder obtained by subtracting (i) the LIBO Rate for such Fixed Period from
   (ii) the rate obtained by dividing such LIBO Rate by the percentage equal to 100% minus the "Eurodollar Reserve Percentage" (as defined below) for such Fixed Period. "LIBO Business Day" means a day of the year on which dealings are carried on in the London interbank market and banks are open for business in London and are not required or authorized to close in New York City. "Eurodollar Reserve Percentage" for any Fixed Period means the reserve percentage applicable to Citibank during such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities or assets consisting of or including "Eurocurrency liabilities" (as that term is used in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time) having a term equal to such Fixed Period.

             "Adverse Claim" means a lien, security interest, charge or other encumbrance.

             "Affected Person" means each of the Agent, CNAI, the Banks, any entity which enters into a commitment to purchase Eligible Assets or interests therein, or any of their respective Affiliates.

             "Affiliate" means, with respect to any Person, a Person: (a) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; (b) that beneficially owns or holds 5% or more of any class of the voting stock (or, in the case of a Person that is not a corporation, 5% or more of the equity interest) of such Person; or (c) 5% or more of the voting stock (or, in the case of a Person that is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by such Person; provided, however, that neither the Agent nor any Bank shall be deemed to be an Affiliate of the Seller. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or an equity interest, by contract, or otherwise.

             "Affiliated Obligor" means any Obligor that is an Affiliate of another Obligor.

             "Alternate Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

             (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time as Citibank's base rate;

             (b) 0.50% per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, in either case adjusted to the nearest 0.25% or, if there is no nearest 1/4 of one percent, to the next higher 0.25%; and

             (c)  0.50% per annum above the Federal Funds Rate.

             "Asset Purchase Agreement" means the asset purchase agreement, if any, among the Agent and the Banks, pursuant to which the Banks shall commit to purchase undivided interests owned by Corporate Asset Funding Company, Inc., from time to time.

             "Assignee Rate" for any Bank with respect to any Fixed Period for any Eligible Asset means an interest rate per annum equal to the Adjusted LIBO Rate; provided, however, that (a) in the case of any Fixed Period of less than one month (measured as described in the definition of "Fixed Period" with reference to Eligible Assets on which Yield is calculated based upon the Adjusted LIBO Rate), the "Assignee Rate" for such Fixed Period for such Eligible Asset shall be calculated using an interest rate per annum equal to the Alternate Base Rate; (b) if any Bank shall have notified the Agent on or before the first day of such Fixed Period that a LIBO Rate Disruption Event has occurred and is continuing, then the "Assignee Rate" for such Fixed Period for such Eligible Asset shall be calculated using an interest rate per annum equal to the Alternate Base Rate; (c) in the case of any Fixed Period for an Eligible Asset the Capital of which is less than $500,000, the "Assignee Rate" for such Fixed Period for such Eligible Asset shall be calculated using an interest rate per annum equal to the Alternate Base Rate; and (d) if an Event of Termination has occurred and is continuing, the "Assignee Rate" for any Fixed Period for such Eligible Asset shall be the sum of the applicable interest rate per annum determined pursuant to the provisions set forth above plus 1.00% per annum.

             "Assignment of Purchase Commitment" means an Assignment of Purchase Commitment in substantially the form of Exhibit A, to be delivered to the Agent for recordation in the Register in connection with the assignment by any Bank of any of its rights or obligations hereunder or interests herein.

             "Benefit Plan" means a defined benefit plan as defined in
   Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Seller or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA.

             "Business Day" means (a) any day other than a Saturday, Sunday or public holiday or the equivalent for banks in New York City, and (b) if the term "Business Day" is used in connection with the Adjusted LIBO Rate, a LIBO Business Day.

             "Canadian Obligor" means any Obligor that is a resident of Canada but whose place of employment is located in the United States.

             "Capital" of any Eligible Asset means (i) the original amount paid to the Seller for such Eligible Asset at the time of its acquisition by the Banks pursuant to Sections 2.01 and 2.02, or (ii) in the case of an assignment of an "Eligible Asset" (under and as defined in the Investor Agreement) from the Owners under Section 2.15, the amount of "Capital" of such "Eligible Asset" as computed at the time of such assignment under the Investor Agreement, in each case reduced from time to time by Collections received and distributed on account of such Capital pursuant to Section
   2.06 below. If any Bank or the Agent is required (or believes in good faith that it is required) by law to repay (as a preference or otherwise, and to the Seller, an Obligor, a trustee for the Seller or any Obligor, a court or any other Person) any amount that previously caused a reduction in Capital, then, to the extent that such amount is so repaid, Capital shall be reinstated by the amount of such repayment and the Seller will (but without duplication of any recovery made as a result of any related reinstatement of Capital) indemnify and hold such Bank or the Agent harmless for the amount of such repayment, interest thereon required (or believed in good faith by such Bank or the Agent to be required) to be paid in connection therewith and all losses, liabilities, costs and expenses related thereto (including but not limited to reasonable attorneys' fees and expenses). The "Capital" of the Percentage Interest of a Bank in a Eligible Asset means the product of the Capital of such Eligible Asset, multiplied by the Percentage of such Bank with respect to such Eligible Asset.

             "Capital Increase Purchase" means any Purchase by the Banks which, pursuant to Section 2.02 or 2.15, causes the aggregate outstanding Capital hereunder to increase.

             "Citibank" means Citibank, N.A., a national banking association.

             "Collection Agent" means at any time the Person then authorized pursuant to Article VI to service, administer and collect Receivables.

             "Collection Agent Fee" has the meaning assigned to that term in
   Section 2.10.

             "Collection Date" means the earliest date following the initial Purchase hereunder on which all Banks have received the accrued Yield for their respective Percentage Interests, the Capital of such Percentage Interests and all other amounts payable to such Banks pursuant to this Agreement, and the Collection Agent has received the accrued Collection Agent Fee for all such Percentage Interest.

             "Collections" means, (a) with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, and any Collection of such Receivable deemed to have been received pursuant to Section 2.07 (it being understood that the Seller shall pay all such deemed Collection amounts to the Collection Agent) and
   (b) any amounts paid to the Agent pursuant to the terms of the Parent Support Agreement.

             "Commitment" means, at any time, $150,000,000, as such amount may be reduced pursuant to Section 2.03; provided, however, that at all times on and after the Termination Date, the "Commitment" shall mean the aggregate Capital for all Eligible Assets.

             "Concentration Limit" for any Obligor means, at any time, (a) 1.67% of the aggregate outstanding Capital hereunder at such time, or (b) such higher amount for any Obligor designated by Agent in a writing delivered to Seller from time to time; provided, however, that in the case of an Obligor with any Affiliated Obligors, the Concentration Limit and the Receivables related thereto shall be calculated as if such Obligor and such one or more Affiliated Obligors were one Obligor.

             "Contract" means an agreement in substantially the form of one of the forms of written contract set forth in Exhibit B or otherwise approved by the Agent, initially executed between a Dealer or the Parent and an Obligor, and subsequently assigned, as applicable, (a) by such Dealer either directly to the Seller or to the Parent and subsequently by the Parent to the Seller or (b) by the Parent to the Seller, pursuant to or under which agreement such Obligor shall be obligated to pay for merchandise sold or services rendered by such Dealer or the Parent, as applicable.

             "Contract Rider" means, with respect to any Contract, any rider thereto executed and delivered by the Obligor thereunder evidencing the purchase by such Obligor of additional goods or merchandise manufactured by the Seller and a resulting increase in the Outstanding Balance of the Receivable arising under such Contract, which increased Outstanding Balance has been refinanced as of the date of such rider under terms providing for the payment in full of such increased Outstanding Balance by way of substantially equal installments payable no less frequently than monthly within no more than 60 months of the date of such rider.

             "Credit and Collection Policy" means those credit and collection policies and practices relating to Contracts and Receivables described in Exhibit C, as modified in compliance with Section 5.03(c).

             "Dealer" means any Person, authorized pursuant to an effective Dealer Agreement with the Parent, to act as a dealer for Equipment manufactured and/or sold or distributed by the Parent.

             "Dealer Agreement" means an agreement (as amended, supplemented or otherwise modified from time to time) between any Person and the Parent authorizing such Person to act as a dealer for the Parent, including, without limitation, if the relevant Dealer is a franchise dealer, a "Dealer Franchise Agreement" or "Conversion Dealer Franchise Agreement."

             "Debt" of any Person means (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services,
   (d) obligations of such Person as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (e) obligations secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (f) obligations of such Person in connection with any letter of credit issued for the account of such Person and (g) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above.

             "Default Ratio" means for any month, the average of the Monthly Default Ratios for such month and each of the immediately preceding two consecutive months.

             "Defaulted Receivable" means a Receivable, other than a Write-off: (a) as to which any payment, or part thereof, remains unpaid for more than 90 days from the scheduled due date for such payment (determined by reference to the payment schedule with respect to such Receivable established as of the Original Date of the related Contract) or (b) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g).

             "Delinquency Ratio" means for any month the average of the Monthly Delinquency Ratios for such month and each of immediately preceding two consecutive months.

             "Delinquent Receivable" means a Receivable that is not a Defaulted Receivable and (a) as to which any payment, or part thereof, remains unpaid for more than 30 days from the scheduled due date for such payment (determined by reference to the payment schedule with respect to such Receivable established as of the Original Date of the related Contract) or (b) which, consistent with the Credit and Collection Policy, has been or should be classified as delinquent by the Seller.

             "Designated Obligor" means, at any time, any Obligor of any Receivable, unless the Agent, in the exercise of its reasonable credit judgment, has advised the Seller following three Business Days' notice that such Obligor shall not be considered a Designated Obligor.

             "Dilution Factors" means, with respect to the Receivables, any credits, rebates (including, without limitation, in connection with any prepayment or acceleration of any Receivable), freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (whether express or implied), allowances, disputes, chargebacks, returned or repossessed goods, inventory transfers, allowances for early payments and other allowances that are made or coordinated with the Seller's usual practices.

             "Eligible Asset" means, at any time, an undivided percentage ownership interest at such time in (a) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 2.04, (b) all Related Security with respect to such Pool Receivables and
   (c) all Collections with respect to, and other proceeds of, such Pool Receivables. Such undivided percentage interest for such Eligible Asset shall be computed as

                              C + YR + LR
                                  NRPB

   where:

        C    =    the Capital of such Eligible Asset at the time of such
   computation.

        YR   =    the Yield Reserve of such Eligible Asset at the time of
   such computation.

        LR   =    the Loss Reserve of such Eligible Asset at the time of such computation.

        NRPB =    the Net Receivables Pool Balance at the time of such
   computation.

   Each Eligible Asset shall be determined from time to time pursuant to the provisions of Section 2.04. The sum of all Eligible Assets shall equal, at all times, 100% of the interests described in clauses (a), (b) and (c) above.

             "Eligible Receivable" means, at any time and with respect to any Eligible Asset, a Receivable:

             (a) the Obligor of which, if not a Sales Representative, is not an Affiliate of any of the parties hereto;

             (b)  the Obligor of which is a Designated Obligor;

             (c) the Obligor of which is not the Obligor of any Defaulted Receivables;

             (d)  which is not a Defaulted Receivable;

             (e) which, according to the Contract related thereto, is (i) required to be paid in full within 60 months of the Original Date of such Contract and (ii) payable in substantially equal installments to be made no less frequently than monthly;

             (f) which arises under a Contract, the performance of which has been completed by all other applicable parties other than the Obligor, and which Receivable is fully assignable and has been properly documented in accordance with the requirements of the Credit and Collection Policy, and all Equipment, other goods or services in connection therewith have been delivered to or performed for the Obligor;

             (g) which is indebtedness representing all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended;

             (h) a purchase of which with the proceeds of notes would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

             (i) which constitutes "chattel paper" within the meaning of the UCC of all applicable jurisdictions and in respect of which only one set of instruments and other documents evidencing such Receivable has been executed;

             (j) which is denominated and payable only in United States Dollars in the United States;

             (k) which arises under a Contract which has been duly authorized and which, together with such Receivable (which shall not in any event satisfy this clause (k) if such Receivable has been paid by the Obligor thereof), is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject (at the time each determination of eligibility is made hereunder) to any dispute, offset, counterclaim or defense whatsoever;

             (l) which was (i) originated by a Dealer and acquired from such Dealer in the ordinary course of business (A) by the Seller, together with a security interest in the related Equipment or (B) by the Parent and subsequently assigned in the ordinary course of business by the Parent to the Seller, together with a security interest in the related Equipment, pursuant to the Transfer Agreement or (ii) originated by the Parent and acquired from the Parent in the ordinary course of business by the Seller, together with a security interest in the related Equipment, pursuant to the Transfer Agreement;

             (m) which has not been compromised, adjusted, rescheduled or otherwise modified (including by extension of time of payment) as a result of delinquency or other negative credit reasons;

             (n) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, to the extent applicable, but without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect;

             (o) which (i) satisfies in all material respects all applicable requirements of the Credit and Collection Policy and (ii) complies with such other criteria and requirements as the Agent may, in the exercise of its reasonable credit judgment, from time to time specify to the Seller following 30 days' notice;

             (p) with respect to which, to the extent required by the Credit and Collection Policy, the Seller has received a valid, first security interest in the Equipment, the sale of which gave rise to such Receivable, and all steps necessary to perfect such security interest in all applicable jurisdictions shall have been taken, including the filing of UCC financing statements;

             (q) with respect to which the related Equipment is insured, for the benefit of the Seller, against loss as a result of fire or other casualty, in accordance with the requirements of Section 5.01(m);

             (r) with respect to which none of the related Equipment has been returned, rejected or repossessed;

             (s) the Obligor of which is a United States resident, a Canadian Obligor or a Mexican Obligor, and is not a government or a governmental subdivision or agency; and

             (t) as to which the Agent has not notified the Seller that the Agent has determined, in its reasonable credit judgement, that such Receivable (or class of Receivables) is not acceptable for purchase hereunder.

             "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

             "ERISA Affiliate" means any (a) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as the Seller; (b) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with the Seller or (c) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as the Seller, any corporation described in clause (a) above or any partnership or other trade or business described in clause (b) above.

             "Equipment" means tools and equipment manufactured and/or sold by the Parent and/or Dealers, and any attachments thereto, and "related Equipment" means, when used in reference to any Receivable, the Equipment financed under the related Contract.

             "Facility Fee" has the meaning assigned to that term in Section
   2.10.

             "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by Citibank from three Federal funds brokers of recognized standing selected by it.

             "Fee Letter" means the letter agreement of even date herewith among the Seller, Corporate Asset Funding Company, Inc., Citibank, CNAI, the Agent and the "Agent" under and as defined in the Investor Agreement.

             "Fixed Period" means with respect to any Eligible Asset:

             (a) the period commencing on the date of the creation of such Eligible Asset pursuant to Section 2.02 or 2.09 and ending on (i) if Yield thereon is to be calculated at the Assignee Rate using the Adjusted LIBO Rate for such Fixed Period, the numerically corresponding date occurring one, two, three or six months thereafter, as selected by the Seller and approved by the Agent pursuant to Section 2.02 or Section 2.09; and (ii) if Yield thereon is to be calculated at the Assignee Rate using the Alternate Base Rate for such Fixed Period, such number of days as the Seller shall select and the Agent shall approve pursuant to Section 2.02 or Section 2.09, as the case may be, up to 30 days from such date; and

             (b) thereafter, each period commencing on the last day of the immediately preceding Fixed Period for such Eligible Asset and ending on
   (i) if Yield thereon is to be calculated at the Assignee Rate using the Adjusted LIBO Rate for such Fixed Period, the numerically corresponding date occurring one, two, three or six months thereafter, as selected by the Seller and approved by the Agent on notice by the Seller received by the Agent (including notice by telephone, confirmed in writing) not later than or 10:00 a.m. (New York City time) on the third LIBO Business Day prior to the first day of such subsequent Fixed Period; and (ii) if Yield thereon is to be calculated at the Assignee Rate using the Alternate Base Rate for such Fixed Period, such number of days, not to exceed 30, as the Seller shall select and the Agent shall approve on notice by the Seller received by the Agent (including notice by telephone, confirmed in writing) not later than 11:00 a.m. (New York City time) on such last day;

   provided, however, that

             (1) any such Fixed Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (except that if Yield in respect of such Fixed Period is computed by reference to the Adjusted LIBO Rate, and such next succeeding Business Day is in the next calendar month, then such Fixed Period shall end on the next preceding Business Day);

             (2) in the case of Fixed Periods of one day for any Eligible Asset, (A) the initial Fixed Period shall be the day of the creation of such Eligible Asset pursuant to Section 2.02 or Section 2.09; (B) any subsequently occurring Fixed Period which is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period, and if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period; and (C) any Fixed Period of one day which occurs on a day immediately preceding a day which is not a Business Day shall be extended to the next succeeding Business Day;

             (3) in the case of any Fixed Period for any Eligible Asset, which commences before the Termination Date and would otherwise end on a date occurring after such Termination Date, such Fixed Period shall end on such Termination Date and the duration of each such Fixed Period which commences on or after the Termination Date shall be of such duration as shall be selected by the Agent; and

             (4) from time to time until the Termination Date, subject to the exceptions and limitations described above and in Sections 2.02 and 2.09, and the Agent's approval in accordance with the procedures above and in Sections 2.02 and 2.09, the Seller shall select Fixed Periods for each Eligible Asset so that the outstanding Capital of all Eligible Assets is at all times allocated to a Fixed Period.

             "Interim Procedures Letter" means a letter agreement of even date herewith among the Seller, the Parent, Corporate Asset Funding Company, Inc., Citibank, CNAI, the Agent and the "Agent" under and as defined in the Investor Agreement.

             "Investor Agreement" has the meaning assigned to that term in the Preliminary Statements to this Agreement.

             "Investor Capital" means, at any time, the then aggregate "Capital" of all "Eligible Assets" purchased and outstanding at such time under or pursuant to the Investor Agreement.

             "Investor Report" means a report, in substantially the form of Exhibit E, furnished by the Collection Agent to the Agent for each Bank pursuant to Section 2.07.

             "Involuntary Proceeding" has the meaning assigned to that term in Section 7.01.

             "IRC" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

             "LIBO Rate Disruption Event" means, for any Bank with respect to any Percentage Interest in an Eligible Asset for any Fixed Period, any of the following: (a) a determination by such Bank that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain United States dollars in the London interbank market for the purchase or maintenance of such Percentage Interest for such Fixed Period, (b) the inability of Citibank to furnish a LIBO Rate quotation to such Bank prior to 1:00 p.m. (London time) on the second Business Day before the first day of such Fixed Period, (c) a determination by such Bank that the rate at which deposits of United States dollars are being offered to such Bank in the London interbank market does not accurately reflect the cost to such Bank of funding its purchase or maintenance of such Percentage Interest for such Fixed Period or (d) the inability of such Bank, by reason of circumstances affecting the London interbank market generally, to obtain United States dollars in such market to fund its purchase or maintenance of such Percentage Interest for such Fixed Period.

             "Liquidation Fee" means, for each Eligible Asset (or Bank's interest therein) for the Fixed Period (computed without regard to clause
   (3) of the definition of "Fixed Period") during which the Capital for such Eligible Asset is reduced, the amount, if any, by which (a) the additional Yield (calculated without taking into account any Liquidation Fee) which would have accrued on the reductions of Capital of such Eligible Asset (or Bank's interest therein) during such Fixed Period (as so computed) if such reductions had remained as Capital exceeds (b) the income received by the Bank of such Eligible Asset (or interest therein) from such Bank's investing the proceeds of such reductions of Capital to the extent it may reasonably do so in the circumstances.

             "Liquidation Yield" means, for any Eligible Asset at any time, an amount equal to the Rate Variance Factor multiplied by the product of
   (a) the Capital of such Eligible Asset and (b) the product of (i) the Assignee Rate for such Eligible Asset for a Fixed Period deemed to commence at such time for a period of one month and (ii) a fraction having the number of months in the period equal to the Weighted Average Life, as numerator, and 12, as denominator.

             "Loss-to-Liquidation Ratio" means, for any month, the ratio (expressed as a percentage) computed by dividing (a) the aggregate Outstanding Balance of all Receivables that became Write-offs during each of the immediately preceding twelve months (net of recoveries of Write-offs received during each of the immediately preceding twelve months) by
   (b) the aggregate amount of all Collections received during each of the immediately preceding twelve months.

             "Loss Percentage" for any Eligible Asset means on any day during any Fixed Period for such Eligible Asset the greatest of (a) three times the highest Monthly Default Ratio on any day during the three months preceding such day, (b) three times the Loss-to-Liquidation Ratio for the current month and (c) 5.00%.

             "Loss Reserve" of any Eligible Asset at any time means an amount equal to

                             LP x (C + YR)

   where:

        LP        =    the Loss Percentage for such Eligible Asset at such
   time.

        C         =    the Capital of such Eligible Asset at such time.

        YR        =    the Yield Reserve for such Eligible Asset at such
   time.

             "Mexican Obligor" means any Obligor that is a resident of Mexico but whose place of employment is located in the United States.

             "Majority Banks" means, at any time, such Banks as shall then have outstanding Capital of Percentage Interests in an aggregate amount exceeding 66-2/3% of the aggregate amount of Capital outstanding hereunder, and if at such time no Capital is outstanding hereunder, such Banks as shall have Percentages aggregating more than 66-2/3%.

             "Maximum Purchase" means, with respect to any Bank, the maximum amount of Capital of Percentage Interests that a Bank is obligated to purchase hereunder. The Maximum Purchase of any Bank shall at all times equal such Bank's Percentage of the Commitment (as in effect from time to time). Each Bank's initial Maximum Purchase is set forth opposite the name of such Bank on the signature pages hereof, or in the relevant Assignment of Purchase Commitment, as appropriate.

             "Material Subsidiary" means any Subsidiary of the Parent except a Subsidiary that has neither (a) assets with a book value in excess of $10,000,000 nor (b) annual revenues for the most recently completed calendar year in excess of $10,000,000.

             "Monthly Default Ratio" means for any month the ratio (expressed as a percentage) computed as of the last day of the immediately preceding month by dividing (a) the aggregate Outstanding Balance of all Receivables that were Defaulted Receivables on such last day or that became Write-offs at any time during such immediately preceding month by (b) the aggregate Outstanding Balance of all Receivables on such last day.

             "Monthly Delinquency Ratio" means for any month the ratio (expressed as a percentage) computed as of the last day of the immediately preceding month by dividing (a) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables on such last day by (b) the aggregate Outstanding Balance of all Receivables on such last day.

             "Multiemployer Plan" means a "multiemployer plan" as defined in
   Section 4001(a)(3) of ERISA which is, or within the immediately preceding six years was, contributed to by the Seller or any ERISA Affiliate.

             "Net Receivables Pool Balance" means at any time the Outstanding Balance of the Eligible Receivables in the Receivables Pool at such time, reduced by the sum of (a) the sum of the aggregate amount by which the Outstanding Balance of all Pool Receivables of each Obligor exceeds the Concentration Limit for such Obligor at such time and (b) the Additional Reduction Amount at such time.

             "Obligor" means a Person obligated to make payments pursuant to a Contract.

             "Original Date" means, with respect to any Contract, the later of (a) the original date of such Contract and (b) the date of the most recent Contract Rider entered into in compliance with the requirements of
   Section 5.03(b).

             "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof excluding therefrom any available cash discounts.

             "Parent" means Snap-on Incorporated, a Delaware corporation.

             "Parent Support Agreement" means the Support Agreement of even date herewith between the Parent and the Agent, as the same may be amended, supplemented or otherwise modified from time to time.

             "Payment Date" means for any Eligible Asset for any Settlement Period, the last day of such Settlement Period.

             "Percentage" means, for each Bank, the percentage set forth for such Bank under the heading "Percentages" opposite its signature line set forth below, as such percentage may be modified by assignments made from time to time hereunder, as set forth in the relevant Assignment of Purchase Commitment and recorded in the Register; provided, however, that in the event this Agreement is amended to increase the amount of the Commitment, each Bank's Percentage shall be proportionately reduced (and, therefore, the amount of each Bank's Maximum Purchase shall remain the same as prior to such amendment), except that a Bank may elect to maintain its Percentage hereunder (and, therefore, increase the amount of its Maximum Purchase) by executing and delivering, within ten days after receipt of notice of such amendment, an agreement in favor of the Seller and the Agent (in form and substance satisfactory to the Agent) reaffirming its Percentage and indicating its new Maximum Purchase amount; provided further, however, that in the event any Bank is required to participate in a Capital Increase Purchase under Section 2.02 or Section 2.15, and such Bank (the "Defaulting Bank") fails, for any reason, to make available to the Agent its Percentage of the amount of Capital of the Eligible Asset(s) to be purchased pursuant to such Capital Increase Purchase, then the Defaulting Bank's Percentage with respect to such Eligible Asset(s) shall be zero, and

             (i) if the Agent has not made available to the Seller the amount of Capital which the Defaulting Bank was required to provide (or if the Agent has made such amount of Capital available to the Seller, and the Seller thereafter repays to the Agent the amount of such Capital along with all interest accrued thereon in accordance with Section 2.02 or 2.15, as appropriate), the Percentages of each of the other Banks with respect to such Eligible Asset(s) shall be proportionately increased so that such Percentages aggregate to 100%, and

             (ii) if the Agent has made available to the Seller the amount of Capital which the Defaulting Bank was required to provide, unless and until such amount of Capital (along with any interest accrued thereon in accordance with Section 2.02 or 2.15, as appropriate) is reimbursed to the Agent by the Seller or the Defaulting Bank, the Agent shall be a "Bank" hereunder for all purposes relevant to such Eligible Asset(s) and, notwithstanding anything herein to the contrary, the Agent's Percentage with respect to such Eligible Asset(s) shall equal the Defaulting Bank's Percentage (determined without giving effect to this proviso) and the Defaulting Bank's Percentage with respect to such Eligible Asset(s) shall be reduced to zero until such time as the Agent is reimbursed by the Defaulting Bank.

   Notwithstanding anything in the foregoing, in Sections 2.02 or 2.15, or elsewhere in this Agreement to the contrary, the Agent shall have no commitment whatsoever to make any purchase of a Percentage Interest in an Eligible Asset, and no Bank shall have any obligation to make available to the Agent in connection with any Purchase of an Eligible Asset, an amount of Capital (x) which exceeds the aggregate Capital of such Eligible Asset multiplied by the Percentage of such Bank (determined without giving effect to the proviso in the foregoing sentence) or (y) which, when added to the aggregate outstanding Capital of all Percentage Interests held by such Bank hereunder, exceeds such Bank's Maximum Purchase.

             "Percentage Interest" means, for each Bank, with respect to an Eligible Asset, its undivided percentage ownership interest in such Eligible Asset, which percentage shall be equal to such Bank's Percentage of such Eligible Asset.

             "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, government (or any agency or political subdivision thereof) or other entity.

             "Pool Receivable" means a Receivable in the Receivables Pool.

             "Program Fee" has the meaning assigned to that term in Section
   2.10.

             "Purchase" means a purchase by the Banks of an Eligible Asset from the Seller or the Owners pursuant to Article II, including, without limitation, the initial purchase of an Eligible Asset under Section 2.02, the purchase by the Banks of Eligible Assets from the Owners under Section
   2.15 and the remittance by the Collection Agent to the Seller of Collections of Receivables pursuant to Section 2.05.

             "Purchase Commitment" means, with respect to any Bank, such Bank's obligation to purchase Percentage Interests in Eligible Assets offered for sale hereunder.

             "Rate Variance Factor" means 1.25.

             "Ratings Requirement" means the requirement that the senior unsecured long-term debt of the Parent be rated at least A- by Standard & Poor's Ratings Group and A3 by Moody's Investors Service, Inc.

             "Receivable" means the indebtedness of any Obligor under a Contract whether constituting an account, chattel paper, instrument or general intangible, arising from a sale of merchandise or the performance of services by a Dealer or the Parent, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

             "Receivables Pool" means at any time all the outstanding Receivables of the respective Obligors existing or arising at any time such respective Obligors are Designated Obligors.

             "Records" means all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) maintained with respect to Receivables and the related Obligors.

             "Register" has the meaning assigned to that term in Section
   9.01.

             "Reinvestment Termination Date" means that Business Day which the Seller designates as the Reinvestment Termination Date by notice to the Agent at least ten Business Days prior to such Business Day or, if any of the conditions precedent in Section 3.02 are not satisfied, such earlier Business Day which the Agent designates as the Reinvestment Termination Date by notice to the Seller at least one Business Day prior to such Business Day.

             "Related Security" means with respect to any Receivable:

             (a) all of the Seller's interest in the merchandise (including returned, repossessed or foreclosed merchandise), if any, relating to the sale which gave rise to such Receivable;

             (b) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

             (c) the assignment to the Agent, for the benefit of any Bank, of all UCC financing statements, if any, covering any collateral securing payment of such Receivable;

             (d) all of the Seller's right and title to, and interest in, all guarantees, indemnities, warranties, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise, including, without limitation, all recourse rights of the Seller, howsoever arising, against the Dealer that originated such Receivable and the related Contract or the Parent;

             (e)  all Records; and

             (f)  all proceeds of the foregoing.

             "Sales Representative" means any individual duly employed by the Parent as a sales representative for merchandise manufactured by the Parent.

             "Settlement Period" for any Eligible Asset means each period commencing on the first day of each Fixed Period for such Eligible Asset and ending on the last day of such Fixed Period, and, on and after the Termination Date, such period (including, without limitation, a daily period) as shall be selected from time to time by the Agent or, in absence of any such selection, each period of thirty days from the last day of the immediately preceding Settlement Period; provided, however, that with respect to any Fixed Period of one day as described in clauses (2)(A) and
   (B) of the proviso clause of the definition of "Fixed Period," the related Settlement Period shall be the first day following such Fixed Period.

             "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

             "Termination Date" means the earliest of (a) the Reinvestment Termination Date, (b) the reduction of the Commitment to zero pursuant to
   Section 2.03, (c) the declaration or automatic occurrence of the Termination Date pursuant to Section 7.01, (d) the date that the Seller reduces the Purchase Limit to zero and (e) October 4, 1996.

             "Transfer Agreement" means the Transfer Agreement of even date herewith among the Parent, the Seller and Snap-on Financial Services, Inc., a Nevada corporation, as in effect on the date of the initial Purchase hereunder.

             "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

             "Weighted Average Life" means, on any day, that period (expressed in months and rounded up to the next full month) equal to the sum of (a) the weighted average remaining maturity of the Receivables as of the end of the most recently ended calendar month, plus (b) one month, as calculated by the Collection Agent and set forth in the Investor Report prepared as of the end of such most recently ended calendar month; provided, however, if the Agent shall disagree with any such calculation, the Agent may recalculate the Weighted Average Life for such day.

             "Write-off" means a Receivable that, in accordance with the Credit and Collection Policy, has been or should be (a) assigned to a category reserved for doubtful Receivables or otherwise recorded on the Seller's books as a Receivable the collectibility of which is doubtful or
   (b) written off the Seller's books as uncollectible. A Write-off shall continue to constitute a Receivable for purposes of this Agreement until the indebtedness of the Obligor related thereto shall have been paid in full, extinguished by agreement between the Seller and such Obligor or otherwise extinguished pursuant to applicable law.

             "Yield" means for each Eligible Asset for any Fixed Period:

                            AR x C x ED
                                360

   where:

        AR   =    the Assignee Rate for such Eligible Asset for such Fixed
   Period,

        C    =    the Capital of such Eligible Asset during such Fixed
   Period, and

        ED   =    the actual number of days elapsed during such Fixed Period;

   provided, however that (a) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law and (b) Yield for any Eligible Asset shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason. The "Yield" for each Bank's Percentage Interest in any Eligible Asset during any Fixed Period means the product of (x) the Yield for such Eligible Asset and (y) the Percentage of such Bank with respect to such eligible Asset.

             "Yield Reserve" for any Eligible Asset means (a) so long as the Ratings Requirement is satisfied, zero and (b) at any time when the Ratings Requirement is not satisfied, the sum of (i) the Liquidation Yield for such Eligible Asset and (ii) the accrued and unpaid Yield for such Eligible Asset.

             SECTION 1.02. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

             SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."


                               ARTICLE II

                   AMOUNTS AND TERMS OF THE PURCHASES

             SECTION 2.01. Commitment. On the terms and conditions hereinafter set forth, the Banks shall purchase undivided percentage ownership interests in Pool Receivables from the Seller by making Purchases of Eligible Assets from time to time during the period from the "Termination Date" under and as defined in the Investor Agreement to the Termination Date. Each Bank's interest in an Eligible Asset purchased hereunder shall equal such Bank' Percentage Interest in such Eligible Asset. Under no circumstances shall the Banks make any Purchase of any Eligible Asset if, after giving effect to such Purchase, the aggregate Capital for all Eligible Assets hereunder would exceed and amount equal to
   (i) the Commitment then in effect, minus (ii) the Investor Capital at such time. In addition, the Banks shall, but subject to the terms and conditions of this Agreement, with the proceeds of Collections in respect of each of the Eligible Assets, purchase from the Seller, pursuant to
   Section 2.05, additional undivided percentage ownership interests in Pool Receivables by making appropriate readjustments of such Eligible Assets.

             SECTION 2.02. Making Purchases from the Seller. Each Capital Increase Purchase from the Seller by the Banks shall be made on at least three Business Days' notice from the Seller to the Agent. Each such notice of a proposed Capital Increase Purchase shall specify the desired amount and date of such Capital Increase Purchase and the desired duration of the initial Fixed Period for the Eligible Asset or Eligible Assets to be purchased. The Agent shall promptly thereafter notify the Seller whether the desired duration of the initial Fixed Period for the Eligible Asset or Eligible Assets to be purchased is acceptable. In the event that the Seller and the Agent fail to agree on the duration of any Fixed Period for a Capital Increase Purchase prior to the Business Day of such Capital Increase Purchase, the duration of such Fixed Period shall be selected by the Agent in its sole discretion. On the date of each Capital Increase Purchase, each Bank shall make available to the Agent at its address referred to in Section 2.08 such Bank's Percentage of the aggregate Capital of the Eligible Assets to be purchased pursuant to such Capital Increase Purchase in same day funds, and following receipt by the Agent of such funds, the Agent will, upon satisfaction of the applicable conditions set forth in Article III, make such funds immediately available to the Seller at Citibank's address at 399 Park Avenue, New York, New York, and each Bank shall thereupon become the owner of its respective Percentage Interest in each of the Eligible Assets purchased by the Banks pursuant to such Capital Increase Purchase.

             (b) Unless the Agent shall have received notice from a Bank prior to the date of any Capital Increase Purchase that such Bank will not make available to the Agent such Bank's ratable portion of such Capital Increase Purchase, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Capital Increase Purchase in accordance with Section 2.02(a) and the Agent may, in reliance upon such assumption, make available to the Seller on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion of such Capital Increase Purchase available to the Agent, such Bank and the Seller severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Seller until the date such amount is repaid to the Agent, at (i) in the case of the Seller, a rate per annum equal to the Assignee Rate then in effect for the purposes of determining Yield in respect of the Eligible Asset(s) relating to such Capital Increase Purchase and (ii) in the case of such Bank, the Federal Funds Rate, and until the Agent is so repaid, the Agent shall be deemed to own Percentage Interest(s) in such Eligible Asset(s) corresponding to the Percentage Interest(s) which would have been owned by such Bank if it had made such ratable portion available to the Agent, and the Agent shall be deemed to be a "Bank" hereunder for all purposes relevant to such Eligible Asset(s). If such Bank shall repay to the Agent such corresponding amount of Capital, together with interest thereon accrued at the Federal Funds Rate, such amount of Capital so repaid shall constitute the Capital of such Bank's Percentage Interest in the Eligible Asset(s) purchased pursuant to such Capital Increase Purchase for purposes of this Agreement.

             (c) The failure of any Bank to pay its Percentage of the amount of Capital of any Eligible Asset to be purchased pursuant to a Capital Increase Purchase hereunder shall not relieve any other Bank of its obligation, if any, hereunder to pay its corresponding Percentage of such amount of Capital, but no Bank shall be responsible for the failure of any other Bank to pay the Percentage of Capital required to be paid by such other Bank on the date of any such Capital Increase Purchase.

             SECTION 2.03. Termination or Reduction of the Commitment. The Seller may, upon at least five Business Days' notice to the Agent, terminate in whole or reduce in part the unused portion of the Commitment; provided, however, that each partial reduction shall be in an amount equal to $1,000,000 or an integral multiple thereof. On each day on which the Seller shall, pursuant to Section 2.03 of the Investor Agreement, reduce in part the unused portion of the Purchase Limit, the Commitment shall reduce automatically by an equal amount. Each reduction in the Commitment shall be applied to reduce each Bank's Maximum Purchase ratably in accordance with each Bank's Percentage.

             SECTION 2.04. Eligible Asset. (a) Each Eligible Asset shall be initially computed as of the opening of business of the Collection Agent on the date of Purchase of such Eligible Asset from the Seller.
   Thereafter until the Termination Date, such Eligible Asset shall be automatically recomputed as of (i) the opening of business of the Collection Agent on any day on which the aggregate Capital of all Eligible Assets hereunder is increased and (ii) the close of business of the Collection Agent on each day. An Eligible Asset shall become zero at such time as each of the Banks shall have received the accrued Yield with respect to its Percentage Interest in such Eligible Asset, shall have recovered its Percentage Interest of the Capital of such Eligible Asset and shall have received all other amounts payable to such Bank pursuant to this Agreement. Each Eligible Asset shall remain constant from the time as of which any such computation or recomputation is made until the time as of which the next such recomputation, if any, shall be made.

             (b) The Agent shall maintain books and records in which shall be recorded (i) the date and amount of each Capital Increase Purchase hereunder and each Eligible Asset purchased pursuant thereto (and each Percentage Interest purchased therein), (ii) the date and amount of and parties to any assignment of rights and obligations hereunder pursuant to
   Article IX or Section 11.04 notified to it, (iii) the amount of any Yield, fees or other amounts due and payable or to become due from the Seller to the Agent, any Bank or the Collection Agent hereunder and (iv) the amount and date of any reduction in the Capital of any Eligible Asset. The entries made in the Agent's books and records as described in this Section 2.04(b) shall be conclusive and binding for all purposes absent manifest error.

             SECTION 2.05. Non-Liquidation Settlement Procedures. Prior to the Termination Date, on each day during each Settlement Period for each Eligible Asset, the Collection Agent shall, out of Collections of Pool Receivables allocable in respect of such Eligible Asset received on such day, to the extent that the Ratings Requirement is not satisfied on such day, set aside and hold in trust for the benefit of each Bank (ratably in accordance with each such Bank's Percentage of each such Eligible Asset) an amount equal to the Yield accrued through such day for such Eligible Asset and not so previously set aside (the amount of such Yield to be set aside on any day to be determined in consultation with the Agent at such time as the Ratings Requirement shall no longer be satisfied) and
   (b) apply the remainder of such Collections to the purchase, for the benefit of the Banks (ratably in accordance with each Bank's respective Percentage of each applicable Eligible Asset), of certain additional undivided interests in Pool Receivables. Such remainder of Collections shall be paid to the Seller and such Eligible Asset shall be recomputed as described in Section 2.04(a). The recomputed Eligible Asset shall constitute a percentage ownership interest in Pool Receivables (determined pursuant to Section 2.04(a)) on such day held by all Banks, and each Bank's undivided percentage interest of such recomputed Eligible Asset shall constitute such Bank's undivided percentage interest in such Eligible Asset on such day. On each Payment Date for each Eligible Asset occurring prior to the Termination Date, but without limitation to the obligations of the Seller pursuant to Section 2.10(a) of this Agreement, the Collection Agent shall deposit to the Agent's account, as described in
   Section 2.08, the amounts set aside or required to be set aside with respect to such Eligible Asset pursuant to clause (a) of the first sentence of this Section 2.05, but only to the extent that the Seller has not satisfied its obligations under Section 2.10(a) with respect to such Payment Date. Upon receipt of such funds by the Agent, the Agent shall distribute them to the Banks, ratably in accordance with each such Bank's Percentage of such Eligible Asset in payment of the accrued and unpaid Yield for such Eligible Asset. Notwithstanding anything to the contrary in this Section 2.05, the Collection Agent shall not be required to segregate Collections set aside for the benefit of the Banks preceding remittance thereof to the Agent unless the Agent shall have so requested as contemplated in Section 6.02(b).

             SECTION 2.06. Liquidation Settlement Procedures. On the Termination Date and on each day thereafter, with respect to each Eligible Asset, the Collection Agent shall set aside and hold in trust for the Banks (ratably in accordance with each such Bank's Percentage of each such Eligible Asset), the Collections of Pool Receivables allocable in respect of such Eligible Asset received on such day. On each Payment Date for each Eligible Asset occurring on or after the Termination Date, but without limitation to the Seller's obligations under Section 2.10(a) of this Agreement, the Collection Agent shall deposit to the Agent's account, as described in Section 2.08 below, the amounts set aside pursuant to the preceding sentence with respect to such Eligible Asset, together with any remaining amounts set aside pursuant to Section 2.05 prior to the Termination Date, but not to exceed the sum of (a) the accrued Yield for such Eligible Asset, (b) the Capital of such Eligible Asset and (c) the aggregate amount of other amounts owed hereunder by the Seller to any Bank. Upon receipt of funds deposited to the Agent's account pursuant to the preceding sentences, the Agent shall distribute them to the Banks
   (x) ratably in accordance with each Bank's Percentage of such Eligible Asset (i) if the Ratings Requirement was not satisfied as of the Termination Date, in payment of the accrued Yield for such Eligible Asset, but only to the extent that the Seller has not satisfied its obligations under Section 2.10(a) with respect to such Payment Date, (ii) in reduction (to zero) of the Capital of such Eligible Asset, and (iii) if the Ratings Requirement was satisfied as of the Termination Date, in payment of the accrued Yield for such Eligible Asset, but only to the extent that the Seller has not satisfied its obligations under Section 2.10(a) with respect to such Payment Date, and (y) in payment of any other amounts owed by the Seller hereunder to any Bank. If there shall be insufficient funds on deposit for the Agent to distribute funds in payment in full of the aforementioned amounts, the Agent shall distribute funds, first, if the Ratings Requirement was not satisfied as of the Termination Date, in payment of the accrued Yield for such Eligible Asset, second, in reduction of Capital of such Eligible Asset, third, if the Ratings Requirement was satisfied as of the Termination Date, in payment of the accrued Yield for such Eligible Asset, and fourth, in payment of other amounts payable to any Bank. On the first Business Day following the Collection Date, the Collection Agent shall pay to the Seller any remaining Collections set aside and held by the Collection Agent pursuant to the first sentence of this Section 2.06. Notwithstanding anything to the contrary in this
   Section 2.06, the Collection Agent shall not be required to segregate Collections set aside for the benefit of the Banks preceding remittance thereof to the Agent unless the Agent shall have so requested as contemplated in Section 6.02(b).

             SECTION 2.07.  General Settlement Procedures.

             (a) If on any day the Outstanding Balance of any Pool Receivable is either (i) reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed merchandise, any defective or rejected services, any cash discount or any other adjustment made or performed by the Seller or any other Person (including, without limitation, those described in the definition of "Dilution Factors") or
   (ii) reduced or canceled as a result of a set-off in respect of any claim by the Obligor thereof against the Seller or any other Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), for purposes of this Agreement, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction, cancellation or adjustment. If on any day any of the representations or warranties in the first sentence of Section 4.01(h) is no longer true with respect to a Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full. If on any day the representation and warranty in the second sentence of Section 4.01(h) is no longer true the Seller shall be deemed to have received on such day Collections of Pool Receivables in an amount necessary to make such representation true and accurate.

             (b) Prior to the 15th day of each calendar month, the Collection Agent shall prepare and forward to the Agent for each Bank, an Investor Report, relating to all Eligible Assets, as of the close of business of the Collection Agent on the last day of the immediately preceding calendar month.

             SECTION 2.08.  Payments and Computations, Etc.   All amounts to
   be paid or deposited by the Seller or the Collection Agent hereunder (including, without limitation, Yield, Liquidation Fee and other fees and expenses) shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to a special account (having an account number to be specified by the Agent to the Seller in writing) in the name of Agent and maintained at Citibank's office at 399 Park Avenue in New York City. The Seller shall, to the extent permitted by law, pay to the Agent, on demand, interest on all amounts not paid or deposited when due hereunder (whether owing by the Seller individually or as Collection Agent) at 2% per annum above the Alternate Base Rate; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Such interest shall be retained by the Agent except to the extent that such failure to make a timely payment or deposit has continued beyond the date for distribution by the Agent of such overdue amount to the Banks, in which case such interest accruing after such date shall be for the account of, and distributed by the Agent to the Banks ratably in accordance with their respective Percentages of the relevant Eligible Assets. All computations of interest and all computations of Yield, Liquidation Yield, Liquidation Fee and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

             SECTION 2.09. Dividing or Combining of Eligible Assets. The Seller may, prior to the Termination Date, on notice received by the Agent not later than 11:00 a.m. (New York City time) three Business Days before the last day of any Fixed Period for any then existing Eligible Asset ("Existing Eligible Asset"), divide such Existing Eligible Asset on such last day into two or more new Eligible Assets, each such new Eligible Asset having Capital as designated in such notice and all such new Eligible Assets collectively having aggregate Capital equal to the Capital of such Existing Eligible Asset. The Seller may, prior to the Termination Date, on notice received by the Agent not later than 11:00 a.m. (New York City time) three Business Days before the last day of any Fixed Period for two or more Existing Eligible Assets (owned in the same proportions by the same Banks) in the same proportions) or the date of any proposed Purchase of an Eligible Asset pursuant to Section 2.02 or Section 2.15 (to be owned in the same proportions by the same Banks), either (a) combine such Existing Eligible Assets or (b) combine such Existing Eligible Asset or Eligible Assets and such Eligible Asset proposed to be purchased on such last day into one new Eligible Asset, such new Eligible Asset having Capital equal to the aggregate Capital of such Existing Eligible Assets, or such Existing Eligible Asset or Eligible Assets and such Eligible Asset proposed to be purchased, as the case may be. Each such notice of a proposed division or combination of Eligible Assets as described above shall, in addition, specify the desired duration of the initial Fixed Period for each of the new Eligible Assets resulting from such division or combination. The Agent shall notify the Seller whether the desired duration of the initial Fixed Periods for each such new Eligible Asset is acceptable or, if not acceptable, will advise the Seller of such Fixed Periods, if any, as may be acceptable. In the event that the Seller and the Agent fail to agree on the duration of the Fixed Period for any new Eligible Asset resulting from a division or combination pursuant to this
   Section 2.09 prior to the Business Day of such division or combination, the duration of such Fixed Period shall be selected by the Agent in its sole discretion. On and after any division or combination of Eligible Assets as described above, each of the new Eligible Assets resulting from such division, or the new Eligible Asset resulting from such combination, as the case may be, shall be a separate Eligible Asset having Capital as set forth above, and shall take the place of such Existing Eligible Asset or Eligible Assets or Eligible Asset proposed to be purchased, as the case may be, in each case under and for all purposes of this Agreement. On and after the Termination Date, the Agent shall have the right to divide and/or combine Eligible Assets in any manner which it may select in its sole discretion.

             SECTION 2.10. Yield and Fees. (a) From and after the date of the initial Purchase until the later of the Termination Date and the Collection Date, the Seller shall, on the Payment Date in respect of each Settlement Period for each Eligible Asset, pay to the Agent for the account of the Banks (ratably in accordance with their Percentages of such Eligible Asset), (i) an amount equal to the accrued and unpaid Yield for such Eligible Asset and (ii) an amount equal to the Liquidation Fee, if applicable, for such Eligible Asset.

             (b) From and after the date hereof until the later of the Termination Date or the Collection Date, the Seller shall pay:

             (i) to the Agent, for the account of each Bank, a facility fee (the "Facility Fee") equal to the product of (i) the average daily amount of such Bank's Maximum Purchase, whether used or unused, and (ii) the per annum rate specified in the Fee Letter; and

            (ii) to CNAI, in consideration for its support of the program contemplated herein, a fee (the "Program Fee") equal to the product of (i) the average daily amount of the aggregate outstanding Capital of all Eligible Assets hereunder and (ii) the per annum rate specified in the Fee Letter.

             (c) The Seller shall be entitled to a credit against the Facility Fee payable under this Agreement for any month by the full amount of the "Facility Fee" (under and as defined in the Investor Agreement) actually paid by the Seller under the Investor Agreement for such month. The Facility Fee and the Program Fee are payable monthly in arrears for each calendar month (or portion thereof) on the third Business Day of the immediately succeeding calendar month during the term of this Agreement and on the later of the Termination Date and the Collection Date.

             (d) As part of the consideration for the Purchases hereunder, the Seller agrees to perform the duties of the Collection Agent hereunder until the Agent designates a new Collection Agent as described in Section
   6.01. If at any time the Seller is not the Collection Agent, the Seller shall pay, for the account of the Collection Agent, a fee (the "Collection Agent Fee") equal to 110% of the reasonable and appropriate costs and ex-penses incurred by the Collection Agent in connection with servicing, collecting and administering the Receivables or paying another Person to do so.

             SECTION 2.11. Yield Protection. If due to either: (a) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (b) the compliance by any Affected Person with any guideline or request issued or made by or otherwise emanating from any central bank or other governmental authority after the date of this Agreement (whether or not having the force of law),
   (i) there shall be an increase in the cost to an Affected Person of making, funding or maintaining any Purchase hereunder or agreeing to purchase, purchasing or maintaining an investment in an Eligible Asset or any interest therein, as the case may be (other than by reason of any interpretation of or change in laws or regulations relating to income taxes), (ii) there shall be a reduction in the amount receivable with regard to any Pool Receivable, or (iii) an Affected Person shall be required to make a payment calculated by reference to the Pool Receivables in which it has agreed to purchase, has purchased or maintains an interest or Yield (or other fees calculated on the basis of Yield) received by it (other than by reason of any interpretation of or change in laws or regulations relating to income taxes), the Seller shall, from time to time, within fifteen days after demand by such Affected Person (with a copy to the Agent), pay to such Affected Person, that portion of such increased costs incurred, amounts not received or receivable or required payment made or to be made, which such Affected Person reasonably determines is attributable to making, funding or maintaining any Purchase hereunder or agreeing to purchase, purchasing or maintaining an investment in an Eligible Asset or any interest therein, as the case may be. In determining such amount, such Affected Person may use any reasonable averaging and attribution methods. Such Affected Person shall submit to the Seller and the Agent a certificate as to such increased costs incurred, amounts not received or receivable or required payment made or to be made, which certificate, setting forth the calculation thereof, shall be conclusive and binding for all purposes absent manifest error. Each Affected Person that determines to seek compensation under this
   Section 2.11 shall notify the Seller of the circumstances that entitle such Affected Person to such compensation pursuant to this Section 2.11, and will take such action as such Affected Person may determine in its sole and absolute discretion will avoid the need for or reduce the amount of such compensation without disadvantage of any kind to such Affected Person. Notwithstanding the provisions of this Section 2.11, the Seller shall not be required to compensate any Affected Person for amounts claimed under this Section 2.11 to the extent that those amounts were incurred more than three months prior to the date that such Affected Person (or the Agent on its behalf) notifies the Seller thereof.

             SECTION 2.12. Increased Capital. If either (a) the introduction of or any change in or in the interpretation of any law or regulation or (b) compliance by any Affected Person with any guideline or request issued or made by or otherwise emanating from any central bank or other governmental authority after the date of this Agreement (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon (x) the existence of such Affected Person's agreement to make or maintain Purchases hereunder and other similar agreements or facilities, or (y) the existence of any agreement by Affected Persons to make purchases of or otherwise maintain an investment in Eligible Assets or interests therein related to this Agreement or to the funding thereof and any other commitments of the same type, then, within fifteen days following demand by such Affected Person (with a copy to the Agent), the Seller shall immediately pay to such Affected Person from time to time, as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of its agreement described in clause (x) above or the commitments of certain other Affected Persons described in clause (y) above. A certificate as to such amounts submitted to the Seller and the Agent by such Affected Person, setting forth the calculation thereof, shall be conclusive and binding for all purposes absent manifest error. Each Affected Person agrees, but without limitation to its rights hereunder, that promptly after becoming aware of any event or circumstance described in clause (a) or (b) of the first sentence of this Section 2.12 that is likely to give rise to a payment liability on the part of the Seller under this Section 2.12, such Affected Person will notify the Seller of such event or circumstance. Each Affected Person that determines to seek compensation under this
   Section 2.12 shall notify the Seller of the circumstances that entitle such Affected Person to such compensation pursuant to this Section 2.12, and will take such action as such Affected Person may determine in its sole and absolute discretion will avoid the need for or reduce the amount of such compensation without disadvantage of any kind to such Affected Person. Notwithstanding the provisions of this Section 2.12, the Seller shall not be required to compensate any Affected Person for amounts claimed under this Section 2.12 to the extent that those amounts were incurred more than three months prior to the date that such Affected Person (or the Agent on its behalf) notifies the Seller thereof.

             SECTION 2.13. Taxes and Other Taxes. (a) Any and all payments and deposits required to be made hereunder or under any instrument delivered hereunder by the Seller and/or the Collection Agent (if the Seller or appointed by the Seller) shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on net income and all income and franchise taxes of the United States and any political subdivisions thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Seller and/or the Collection Agent (if the Seller or appointed by the Seller) shall be required by law to deduct any Taxes from or in respect of any sum required to be paid or deposited hereunder or under any instrument delivered hereunder, (i) such sum shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums required to be paid or deposited under this Section 2.13) the amount received by the relevant Affected Person, or otherwise deposited hereunder or under such instrument, shall be equal to the sum which would have been so received or deposited had no such deductions been made, (ii) the Seller or the Collection Agent (as appropriate) shall make such deductions and (iii) the Seller or the Collection Agent (as appropriate) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

             (b) In addition, the Seller agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any instrument delivered hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any instrument delivered hereunder (hereinafter referred to as "Other Taxes").

             (c) The Seller will indemnify each Affected Person for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
   Section 2.13) paid by such Affected Person and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Affected Person makes written demand therefor. A certificate as to the amount of such indemnification submitted to the Seller and the Agent by such Affected Person, setting forth the calculation thereof, shall be conclusive and binding for all purposes absent manifest error.

             (d) Within 30 days after the date of any payment of Taxes the Seller will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

             (e) Without prejudice to the survival of any other agreement of the Seller or the Collection Agent hereunder, the agreements and obligations of the Seller and the Collection Agent (if the Seller or appointed by the Seller) contained in this Section 2.13 shall survive the Collection Date.

             SECTION 2.14. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Percentage Interests owned by it in Eligible Assets (other than pursuant to Section 2.10, 2.11, 2.12, 2.13, or 10.01 and other than as a result of the differences in the timing of the application of Collections pursuant to Section 2.05 or 2.06) in excess of its ratable share of payments on account of Eligible Assets obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Percentage Interests owned by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and each other Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to each other Bank's ratable share (according to the proportion of (i) the amount of such other Bank's required payment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.

             SECTION 2.15. Agreement to Assign. On any Business Day on or before the Termination Date, upon the written request of the Seller to the Agent, each of the Banks shall request, in writing, that the Owners assign to each of the Banks (in accordance with each such Bank's Percentage), on the "Termination Date" under the Investor Agreement, all of their respective right and title to, and interest in, all "Eligible Assets" (as defined in the Investor Agreement) then owned by the Owners upon tender by the Owners to the Agent of an appropriate written assignment duly executed by the Owners, in form and substance satisfactory to the Agent, each Bank shall tender to the Agent, for the benefit of the Owners, consideration (in immediately available funds) equal to such Bank's Percentage of the "Capital" of the Owners' "Eligible Assets" (as defined in the Investor Agreement). It shall be a condition precedent to the effectiveness of such assignment by the Owners that the Owners shall have received all amounts of "Capital" and "Yield" (as defined in the Investor Agreement) and all other amounts then accrued and unpaid or otherwise outstanding under the Investor Agreement with respect to all such "Eligible Assets" by no later than 2:30 P.M. (New York City Time) (or such later time as may be agreed to by each of the Owners) on the "Termination Date" under the Investor Agreement, and upon timely receipt of all such amounts by the Owners, the assignment by the Owners and the acceptance by the Banks of such "Eligible Assets" shall become effective, such "Eligible Assets" shall be deemed to be Eligible Assets for all purposes of this Agreement and each Bank shall own a Percentage Interest therein corresponding to its Percentage hereunder, and the underlying "Purchased Interest," "Purchased Receivables," "Related Security," and related "Contracts" and "Collections," under and as defined in the Investor Agreement, shall be deemed to be the Purchased Interest, Purchased Receivables, Related Security, and related Contracts and Collections, respectively, under and as defined in this Agreement; provided, however, that in the event that
   (A) the Seller and/or the Collection Agent have not paid to the Owners all amounts of "Yield" (as defined in the Investor Agreement) and all other amounts then accrued and unpaid or otherwise outstanding under the Investor Agreement with respect to all such "Eligible Assets," or (B) the Banks have not paid to the Owners all amounts of "Capital" (as defined in the Investor Agreement) outstanding under the Investor Agreement with respect to all such "Eligible Assets," in each case by no later than 2:30 P.M. (New York City Time) (or such later time as may be agreed to by each of the Owners) on the "Termination Date" under the Investor Agreement, then the requests of the Seller and each of the Banks described in the first sentence of this Section 2.15 shall be deemed to have been withdrawn and the Agent shall return to each Bank all amounts of consideration paid by such Bank pursuant to such requests. To the extent that any such assignment by the Owners to each Bank pursuant this Section 2.15 which, pursuant to the foregoing terms, purports to be an effective assignment, is not effective to transfer to each such Bank its Percentage Interest in the Eligible Assets or the underlying Purchased Interest, Purchased Receivables, Related Security and related Contracts and Collections, respectively, under and as defined in this Agreement, the Seller hereby sells to such Bank, upon the closing of such assignment pursuant to this
   Section 2.15 (including, without limitation, payment of the amounts specified above in this Section 2.15 in connection with such assignment), its Percentage Interest in such Eligible Assets, and the underlying Purchased Interest, Purchased Receivables, Related Security and related Contracts and Collections. Notwithstanding anything in the foregoing to the contrary, the Banks shall have no obligation to consummate any such requested assignment of Eligible Assets if an event has occurred and is continuing, or would result from such requested assignment of Eligible Assets, which constitutes an Event of Termination (or Termination Date) or would constitute an Event of Termination (or Termination Date) but for the requirement that notice be given or time elapse or both. Initial Fixed Periods for all such Eligible Assets shall commence upon the effective date of such assignment and acceptance. All such assignments shall be without recourse or warranty, express or implied, except in respect of Adverse Claims against the "Eligible Assets" (as defined in respect of Adverse Claims against the "Eligible Assets" (as defined in the Investor Agreement) created in favor of the Owners.

             (b) Unless the Agent shall have received notice from a Bank prior to the closing of the assignment and acceptance to Section 2.15(a) that such Bank will not make available to the Agent such Bank's Percentage of the "Capital" of the Owners' "Eligible Assets" (as defined in the Investor Agreement), the Agent may assume that such Bank has made such portion available to the Agent on the date of such assignment and acceptance in accordance with this Section 2.15(a), and the Agent may, in reliance upon such assumption, make available to the Owners on such date a corresponding amount. If and to the extent that such Bank shall not have so made its Percentage of "Capital" (as defined in the Investor Agreement) available to the Agent, such Bank agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Owners until the date such amount is repaid to the Agent, at the Federal Funds Rate, and until the Agent is so repaid, the Agent shall be deemed to own Percentage Interest(s) in the Eligible Asset(s) so acquired by the Banks corresponding to the Percentage Interest(s) which would have been owned by such Bank if it had made such Percentage of Capital available to the Agent, and the Agent shall be deemed to be a "Bank" hereunder for all purposes relevant to such Eligible Asset(s). If such Bank shall repay to the Agent such corresponding amount of Capital, together with interest thereon accrued at the Federal Funds Rate, such amount of Capital so repaid shall constitute the Capital of such Bank's Percentage Interest in the Eligible Asset(s) acquired pursuant to such assignment and acceptance for purposes of this Agreement.

             (c) The failure of any Bank to pay its Percentage of the amount of "Capital" of the "Eligible Assets" (as defined in the Investor Agreement) to be assigned pursuant to a Section 2.15(a) shall not relieve any other Bank of its obligation, if any, hereunder to pay its corresponding Percentage of such amount of "Capital" (as defined in the Investor Agreement), but no Bank shall be responsible for the failure of any other Bank to pay the Percentage of "Capital" (as defined in the Investor Agreement) required to be paid by such other Bank on the date of any such assignment.


                              ARTICLE III

                          CONDITIONS PRECEDENT

             SECTION 3.01. Conditions Precedent to the Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the condition precedent that the Agent shall have received on or before the date of such effectiveness the following (it being understood that the delivery of any of such following items to the Agent pursuant to the Investor Agreement shall constitute delivery hereunder), each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Agent:

             (a) A copy of the resolutions of the Board of Directors of the Seller approving this Agreement and the other documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its Secretary or Assistant Secretary;

             (b) The Articles of Incorporation of the Seller certified by the Secretary of State of Wisconsin.

             (c) Good Standing Certificates for the Seller issued by the Secretaries of State of New Jersey, Minnesota, Indiana and Wisconsin.

             (d) A certificate of the Secretary or Assistant Secretary of the Seller certifying (i) the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other documents to be delivered by it hereunder (on which certificate the Agent and the Banks may conclusively rely until such time as the Agent shall receive from the Seller a revised certificate meeting the requirements of this subsection
   (d)) and (ii) a copy of the Seller's by-laws;

             (e) Acknowledgment copies of proper Financing Statements (Form UCC-1), dated a date reasonably near to the date of the effectiveness of this Agreement, naming the Seller as the assignor of Receivables and Related Security and CNAI, as Agent, as assignee, or other, similar instruments or documents, as may be necessary or, in the opinion of the Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Banks' ownership interests in all Receivables and Related Security;

             (f) Acknowledgment copies of proper Financing Statements (Form UCC-3), if any, necessary to release all security interests and other rights of any Person in the Receivables and Related Security previously granted by the Seller;

             (g) Certified copies of Requests for Information or Copies (Form UCC-11) (or a similar search report certified by a party acceptable to the Agent), dated a date reasonably near to the date of the effectiveness of this Agreement, listing all effective financing statements which name the Seller (under its present name and any previous name) as debtor and which are filed in the jurisdictions in which filings were made pursuant to subsection (f) above, together with copies of such financing statements (none of which shall cover any Receivables or Contracts);

             (h) A copy of the Investor Agreement and the other instruments, agreements and documents required to be delivered thereunder;

             (i) A copy of the resolutions of the Board of Directors of the Parent approving the Parent Support Agreement and the other documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its Secretary or Assistant Secretary;

             (j) The Articles of Incorporation of the Parent certified by the Secretary of State of Delaware;

             (k) Good Standing Certificates for the Parent issued by the Secretaries of State of Delaware and Wisconsin;

             (l) A certificate of the Secretary or Assistant Secretary of the Parent certifying (i) the names and true signatures of the officers authorized on its behalf to sign the Parent Support Agreement and the other documents to be delivered by it hereunder (on which certificate the Agent and the Banks may conclusively rely until such time as the Agent shall receive from the Parent a revised certificate meeting the requirements of this subsection (l)) and (ii) a copy of the Parent's by-laws;

             (m) Opinions of (i) Susan F. Marrinan, General Counsel of the Parent acting on behalf the Parent and the Seller and (ii) Foley & Lardner, counsel for the Seller and the Parent, in each case, as to such matters as the Agent may reasonably request;

             (n)  A copy of the Fee Letter;

             (o)  A copy of the Interim Procedures Letter; and

             (p) An opinion of Sidley & Austin, counsel for the Agent, as the Agent may reasonably request.

             SECTION 3.02. Conditions Precedent to All Purchases and Reinvestments. The rights of the Seller to receive the proceeds of any Purchase hereunder (including, without limitation, the initial Capital Increase Purchase and each remittance of Collections by the Collection Agent to the Seller pursuant to Section 2.06) shall be subject to the further conditions precedent that (a) with respect to any such Purchase (other than the initial Capital Increase Purchase), on or prior to the date of such Purchase, the Collection Agent shall have delivered to the Agent, in form and substance satisfactory to the Agent, a completed Investor Report dated within thirty days prior to the date of such Purchase and containing such additional information as may be reasonably requested by the Agent; (b) on the date of such Purchase the following statements shall be true and the Seller by accepting the amount of such Capital Increase Purchase or by receiving the proceeds of such Collections shall be deemed to have certified that:

             (i)  The representations and warranties contained in Section
   4.01 (other than in Sections 4.01(e) and 4,01(f)) are correct on and as of such day as though made on and as of such date,

            (ii) No event has occurred and is continuing, or would result from such Purchase or reinvestment, which constitutes an Event of Termination or would constitute an Event of Termination but for the requirement that notice be given or time elapse or both,

           (iii) The Termination Date shall not have become effective, whether pursuant to the designation by the Seller of a Reinvestment Termination Date or otherwise;

   and (c) the Agent shall have received such other approvals, opinions or documents as the Agent may reasonably request.
   Notwithstanding the fact that any of the above-described conditions precedent may not, in fact, have been satisfied in connection with any Purchase hereunder, (x) such failure shall not impair the effectiveness of the related Purchase, (y) the Purchase of the relevant Eligible Assets shall be deemed to have been made automatically pursuant to Section 2.01 and Section 2.06 and (z) the relevant Eligible Assets shall be computed initially pursuant to Section 2.05, but in each case with respect to the foregoing clauses (x), (y) and (z), without waiver of any claim that the Agent or any Bank may have against the Seller for failure to satisfy such condition precedent.


                               ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES

             SECTION 4.01. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

             (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction named at the beginning hereof and is duly qualified to do business, and is in good standing, in every jurisdiction in which the nature of its business requires it to be so qualified, except to the extent that the failure to be qualified to do business or in good standing in any jurisdiction would not, when taken together with all similar failures, materially adversely affect the financial condition or operations of the Seller, the collectibility of any Receivable or the rights of the Agent or any Bank hereunder. The Seller has no Subsidiaries.

             (b) The execution, delivery and performance by the Seller of this Agreement, the Transfer Agreement and all other instruments and documents to be delivered hereunder and thereunder, and the transactions contemplated hereby and thereby, are within the Seller's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Seller's charter or by-laws, (ii) any law, rule or regulation applicable to the Seller, other than any such laws, rules or regulations the contravention of which on an aggregate basis would not materially adversely affect the financial condition or operations of the Seller, the collectibility of any Receivable or the rights of the Agent or any Bank hereunder (iii) any contractual restriction contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note, or other agreement or instrument binding on or affecting the Seller or its property or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties (other than as contemplated herein and in the Investor Agreement with respect to the Pool Receivables and Related Security); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law. This Agreement has been duly executed and delivered on behalf of the Seller.

             (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of this Agreement, the Transfer Agreement or any other document or instrument to be delivered hereunder or thereunder, except for the filing of the financing statements referred to in Article III, all of which, at the time required in Article III, shall have been duly made and shall be in full force and effect.

             (d) This Agreement and the Transfer Agreement constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.

             (e) The consolidated balance sheets of the Parent and its consolidated Subsidiaries as at December 31, 1994, and the related consolidated statements of cash flows and consolidated statements of changes in financial position of the Parent and its consolidated Subsidiaries for the fiscal year then ended, certified by Arthur Andersen LLP, independent public accountants, copies of which have been furnished to the Agent, fairly present the consolidated financial condition of the Parent and its consolidated Subsidiaries as at such date and the consolidated results of the operations of the Parent and its consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 1994, there has been no material adverse change in any such condition or operations.

             (f) There are no actions, suits or proceedings pending, or to the knowledge of the Seller threatened, against or affecting the Parent, the Seller or any other Subsidiary of the Parent, or the property of the Parent, the Seller or of any other Subsidiary of the Parent, in any court, or before any arbitrator of any kind, or before or by any governmental body, which may reasonably be expected to materially adversely affect the financial condition or operations of the Seller or the Parent or the Parent and its consolidated Subsidiaries taken as a whole, or materially adversely affect the ability of the Seller or the Parent to perform their respective obligations under this Agreement and the Transfer Agreement. None of the Parent, the Seller or any Subsidiary of the Parent, is in default with respect to any order of any court, arbitrator or governmental body except for defaults with respect to orders of governmental agencies which defaults are not material to the business or operations of the Seller or the Parent or the Parent and its consolidated Subsidiaries taken as a whole.

             (g) No proceeds of any Purchase will be used by the Seller to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

             (h) Each Receivable, together with the Contract related thereto, is owned by the Seller free and clear of any Adverse Claim except as provided herein and upon each Purchase and reinvestment, each Bank shall acquire a valid and perfected first priority undivided percentage ownership interest, to the extent of its Percentage Interest in the Eligible Asset(s) purchased by the Banks, in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim except as provided hereunder; and no effective financing statement or other instrument similar in effect covering any Receivable or the Related Security or Collections with respect thereto shall at any time be on file in any recording office except such as may be filed in favor of the Agent in accordance with this Agreement. The sum of all Eligible Assets and all "Eligible Assets" under and as defined in the Investor Agreement shall at no time exceed 100%.

             (i) No Investor Report (if prepared by the Seller, or, if not prepared by the Seller, to the extent that information contained therein is supplied by the Seller), information, exhibit, financial statement, document, book, record or report furnished or to be furnished by the Seller to the Agent or any Bank in connection with this Agreement is or shall be inaccurate in any material respect as of the date it is or shall be dated or (except as otherwise disclosed to the Agent or such Bank, as the case may be, at such time) as of the date so furnished, or contains or shall contain any material misstatement of fact or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

             (j) The chief place of business and chief executive office of the Seller are located at the address of the Seller referred to in Section
   11.02 hereof and the locations of the offices where the Seller keeps all the Records are listed on Exhibit F (or at such other locations, notified to the Agent in accordance with Section 5.01(f), in jurisdictions where all action required by Section 6.05 has been taken and completed).

             (k) The "Purchase" of "Eligible Assets" and the Investors' acquisition of interests in "Pool Receivables" under the Investor Agreement will constitute (i) a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended, and (ii) a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended.

             (l) As of the date hereof, except as described on Exhibit D, the Seller has no trade names, fictitious names, assumed names or "doing business as" names.

             (m) The Seller or the Parent, as applicable, shall have given reasonably equivalent value to each Dealer in consideration for the transfer to the Seller or the Parent, as applicable of the Receivables and related Contracts from such Dealer or the Parent, as applicable, and none of such transfers is or may be voidable under Sections 544, 545, 548, 549 or 724(a) of the Bankruptcy Code.

             (n) Each Receivable and related Contract that has been transferred to the Seller by the Parent has been purchased by the Seller from the Parent pursuant to the Transfer Agreement.


                             ARTICLE V

                    GENERAL COVENANTS OF THE SELLER

             SECTION 5.01.  Affirmative Covenants of the Seller.
   From the date hereof until the later of the Termination Date or the Collection Date, the Seller will, unless the Agent shall otherwise consent in writing:

             (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders with respect to its business and properties or the Receivables and related Contracts, except to the extent that any failure to so comply, when taken together with all similar failures, would not materially adversely affect the financial condition or operations of the Seller, the collectibility of any Receivable or the rights and remedies of the Agent or any Bank hereunder.

             (b) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would materially adversely affect (i) the interests hereunder of the Agent or any Bank, (ii) the collectibility of any Receivable or (iii) the ability of the Seller or the Collection Agent to perform their respective obligations hereunder.

             (c) Audits. At any time and from time to time during regular business hours and upon five Business Days' (or if an Event of Termination has occurred and is continuing one Business Day's) prior notice (which may be by telephone) to the Seller, permit the Agent, or its agents or representatives, (i) to examine and make copies of and abstracts from all Records and (ii) to visit the offices and properties of the Seller for the purpose of examining such Records, and to discuss matters relating to the Receivables or the Seller's performance hereunder with any of the officers or employees of the Seller having knowledge of such matters.

             (d) Keeping of Records and Books of Account. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Receivables in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

             (e) Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables.

             (f) Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps the Records, at the address(es) of the Seller referred to in Section 4.01(j) or, upon 30 days' prior written notice to the Agent, at such other locations within the United States where all action required by Section 6.05 shall have been taken and completed.

             (g) Credit and Collection Policies. Comply in all material respects with its Credit and Collection Policy in regard to each Receivable and the related Contract.

             (h) Collections. Instruct all Obligors to cause all Collections to be paid directly to a Dealer or the Parent; instruct all Dealers or the Parent, as applicable, to remit all Collections to the Seller within ten days of its receipt thereof from the applicable Obligor; and remit all Collections to the Collection Agent (including, without limitation, any Collections deemed to have been received pursuant to
   Section 2.07) within one Business Day following the Seller's receipt thereof.

             (i) Identification of Eligible Receivables. Establish and maintain procedures as are necessary for determining whether each outstanding Pool Receivable qualifies as an Eligible Receivable.

             (j) Returned Equipment. At all times on and after the Termination Date, whenever possession (whether by return, repossession or otherwise) of any Equipment relating to any Pool Receivable is obtained by the Seller, any Affiliate of the Seller or any of their respective agents, such Person shall hold such Equipment in trust for the benefit of the Banks to the extent of their interest therein, and following the Agent's request, clearly identify such equipment as subject to such interest; provided, however, that the Seller may at any time sell or otherwise realize upon any such returned or repossessed Equipment in accordance with the terms of the Credit and Collection Policy, subject to the requirement the proceeds of such sale or other realization be remitted to the Collection Agent for application pursuant to the terms of this Agreement. The Seller will use its best efforts to sell or otherwise realize upon any returned or repossessed Equipment.

             (k) Seller's Acquisition of Receivables. With respect to each Receivable and related Contract acquired by the Parent from a Dealer, cause the Parent to take all action necessary to perfect, protect and evidence the Parent's ownership interest in such Receivable and related Contract and with respect to each Receivable and related Contract acquired by the Seller from the Parent or a Dealer, take all action necessary to perfect, protect and evidence the Seller's interest in such Receivable and related Contract.

             (l) Security Interest In Equipment. With respect to each Receivable and related Contract, to the extent required by the Credit and Collection Policy, maintain filed UCC financing statements in all applicable jurisdictions so that the Seller has a perfected security interest in the Equipment related to such Receivable and related Contract free and clear of any Adverse Claim.

             (m) Insurance. To the extent required by the Credit and Collection Policy, maintain or cause to be maintained for the benefit of the Seller, one or more casualty insurance policies on each item of Equipment relating to the Pool Receivables and the related Contracts covering loss thereof and damage thereto in an amount at least equal to the Outstanding Balance of such Pool Receivable and, upon the Agent's request, deliver, or cause to be delivered, loss payee endorsements reflecting the Agent's right to receive any payments payable under any such policies to the extent of the Banks' interest in the Pool Receivables and related Contracts.

             SECTION 5.02.  Reporting Requirements of the Seller.
   From the date hereof until the later of the Termination Date or the Collection Date, the Seller will, unless the Agent shall otherwise consent in writing, furnish to the Agent:

             (a) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Parent, consolidated balance sheets of the Parent and its consolidated Subsidiaries as of the end of such quarter, and the related consolidated statements of cash flows and consolidated statements of changes in financial position of the Parent and its consolidated Subsidiaries each for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer or chief accounting officer of the Parent;

             (b) as soon as available and in any event within 120 days after the end of each fiscal year of the Parent, a copy of the consolidated balance sheets of the Parent and its consolidated Subsidiaries as of the end of such year and the related consolidated statements of cash flows and consolidated statements of changes in financial position of the Parent and its consolidated Subsidiaries for such year each reported on by nationally recognized independent public accountants acceptable to the Agent, all in reasonable detail and certified without adverse opinion or disclaimer by nationally recognized independent public accountants acceptable to the Agent, whose certificate shall be in conformity with generally accepted accounting principles;

             (c) together with the financial statements delivered pursuant to the foregoing clauses (a) and (b), a certificate of the chief financial officer or chief accounting officer of the Seller stating that there exists no Event of Termination or event which, with the passage of time or the giving of notice or both, would constitute an Event of Termination, or, if any such event exists, specifying the nature thereof, the period of existence thereof and what action the Seller proposes to take with respect thereto;

             (d) promptly after the sending or filing thereof, copies of all reports which the Parent sends to any of its security holders and copies of all reports and other documents which the Parent files with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and, to the extent requested by the Agent, copies of such other reports and registration statements as the Parent may file with the Securities and Exchange Commission or any national securities exchange;

             (e) promptly after the filing or receiving thereof, copies of all reports and notices with respect to any reportable event defined in Title IV of ERISA which could result in the imposition of any lien and which the Parent or any ERISA Affiliate of the Parent files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Parent or any ERISA Affiliate of the Parent receives from such Corporation;

             (f) as soon as possible and in any event within five days after the occurrence of each Event of Termination or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Termination, the statement of the chief financial officer or chief accounting officer of the Seller setting forth details of such or event and the action which the Seller proposes to take with respect thereto;

             (g) promptly upon the Agent's request therefor, a certificate of the chief financial officer or chief accounting officer of the Seller to the effect that, at such time, the sum of the Eligible Asset and all "Eligible Assets" under and as defined in the Investor Agreement does not exceed 100%;

             (h) promptly after becoming aware thereof, notice of (i) any pending or threatened actions, suits or proceedings against or affecting the Parent, the Seller or any other Subsidiary of the Parent, or the property of the Parent, the Seller or of any other Subsidiary of the Parent, in any court, or before any arbitrator of any kind, or before or by any governmental body, which may reasonably be expected to materially adversely affect the financial condition or operations of the Seller or the Parent or the Parent and its consolidated Subsidiaries taken as a whole, or materially adversely affect the ability of the Seller or the Parent to perform their respective obligations under this Agreement and the Transfer Agreement and (ii) the existence of any default on the part of the Parent, the Seller or any Subsidiary of the Parent with respect to any order of any court, arbitrator or governmental body, other than any such default that, which when taken together with all other such defaults, is not material to the business or operations of the Seller or the Parent or the Parent and its consolidated Subsidiaries taken as a whole.

             (i) promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of the Seller, the Parent or any Subsidiary of the Seller or the Parent as the Agent may from time to time reasonably request in order to protect the interests of the Agent or of any Bank under or as contemplated by this Agreement.

             SECTION 5.03.  Negative Covenants of the Seller.  From
   the date hereof until the later of the Termination Date or the Collection Date, the Seller will not, without the written consent of the Agent:

             (a) Sales, Liens, Etc. Except as otherwise provided herein or in the Investor Agreement, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable, Related Security or Collections, or any related Contract, or upon or with respect to any account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof.

             (b) Extension or Amendment of Receivables. Extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto, except (i) as otherwise permitted in Section 6.02 or (ii) prior to the Termination Date, in accordance with the terms of the applicable Credit and Collection Policy; it being understood further that the Seller will not at any time, without the prior written consent of the Agent, enter into any Contract Rider with respect to any Contract relating to a Pool Receivable if immediately prior to entering into such Contract Rider such Pool Receivable is a Defaulted Receivable.

             (c) Change in Business or Credit and Collection Policy. Make or permit the Parent to make any change in the Credit and Collection Policy, or make or permit the Parent to make any change in the character of its business, which change would, in either case, impair the collectibility of any Pool Receivable.

             (d) Change in Payment Instructions to Obligors. Make or permit to be made any change in the instructions made to Obligors, Dealers or the Parent regarding payments to be made on Pool Receivables, unless the Agent shall have received ten Business Days' prior notice of such change, and prior to the effective date of such change deliver to the Agent such instruments, agreements and other documents (including, to the extent payments of Obligors are remitted lock-boxes, lock-box notices to the relevant lock-box banks) as the Agent shall reasonably request.

             (e) Merger, etc. (i) Merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired), or acquire all or substantially all of the assets or capital stock or other ownership interest of, any Person.

             (f) Change in Corporate Names. Make any change to its corporate name or use any tradenames, fictitious names, assumed names or "doing business as" names other than those described in Exhibit D, unless prior to the effective date of any such name change or use, the Seller delivers to the Agent such Financing Statements (Form UCC-1 and UCC-3) executed by the Seller which the Agent may request to reflect such name change or use, together with such other documents and instruments that the Agent may request in connection therewith.

             (g) Change in Transfer Agreement. Amend, modify, waive or terminate, or permit the Parent to amend, modify, waive or terminate, any term, provision or condition of the Transfer Agreement.

             (h) ERISA Matters. (i) Engage or permit any ERISA Affiliate to engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code of 1986 for which an exemption is not available or has not previously been obtained from the Department of Labor; (ii) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Internal Revenue Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (iii) fail, or permit any ERISA Affiliate to fail, to make any payments to any Multiemployer Plan that the Seller or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (iv) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan so as to result in any liability; (v) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan; (vi) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code of 1986 on or before the due date for such installment or other payment; or
   (vii) permit to exist any occurrence of any reportable event described in Title IV of ERISA which represents a material risk of a liability of the Seller or any ERISA Affiliate under ERISA or the Internal Revenue Code, if such prohibited transactions, accumulated funding deficiencies, payments, terminations and reportable events occurring within any fiscal year of the Seller, in the aggregate, involve a payment of money by or an incurrence of liability of the Seller or any ERISA Affiliate (collectively, "ERISA Liabilities") in an amount in excess of $25,000,000.

                          ARTICLE VI

                     ADMINISTRATION AND COLLECTION

             SECTION 6.01.  Designation of Collection Agent.  (a)
   The servicing, administering and collection of the Receivables shall be conducted by the Person (the "Collection Agent") so designated from time to time in accordance with this Section 6.01. Until the Agent gives notice to the Seller of the designation of a new Collection Agent pursuant to Section 6.01(b) (a "Servicer Notice"), the Seller is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Seller agrees that it will terminate its activities hereunder as Collection Agent on the day following the Successor Notice.

             (b) At any time following the occurrence of an Event of Termination, the Agent may designate as Collection Agent any Person (including itself) to succeed the Seller or any successor Collection Agent, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Collection Agent pursuant to the terms hereof. The Collection Agent may, with the prior consent of the Agent, subcontract with any other Person for servicing, administering or collecting the Receivables, provided that the Collection Agent shall remain liable for the performance of the duties and obligations of the Collection Agent pursuant to the terms hereof.

             SECTION 6.02.  Duties of the Collection Agent.
   (a) The Collection Agent shall take or cause to be taken all such actions as may be reasonably necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. Each of the Seller, the Banks and the Agent hereby appoints as its agent the Collection Agent, from time to time designated pursuant to Section 6.01, to enforce its respective rights and interests in and under the Receivables, the Related Security and the Contracts. The Collection Agent shall set aside for the account of the Seller and each Bank their respective allocable shares of the Collections of Receivables in accordance with Section 2.05 and Section 2.06 but shall not be required (unless the Ratings Requirement is no longer satisfied and the Agent shall have requested otherwise) to segregate the funds constituting such portion of such Collections prior to the remittance thereof in accordance with said Sections. If the Ratings Requirement is no longer satisfied and the Agent so instructs, the Collection Agent shall segregate and deposit with a bank (which may be Citibank) designated by the Agent such allocable share of Collections of Pool Receivables, set aside for each Bank, on the first Business Day following receipt by the Collection Agent of such Collections and will, if so requested by the Agent, provide payment instructions to such bank as directed by the Agent. Provided that the Termination Date shall not have occurred, the Seller, while it is Collection Agent, may, in accordance with the Credit and Collection Policy, (i) extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable as the Seller may determine to be appropriate to maximize Collections thereof and/or (ii) adjust the Outstanding Balance of any Receivable to reflect the reductions or cancellations described in the first sentence of Section 2.07. The Seller shall deliver to the Collection Agent, and the Collection Agent shall hold in trust for the Seller and each Bank in accordance with their respective interests, all Records. Notwithstanding anything to the contrary contained herein, so long as the Ratings Requirement is not satisfied the Agent shall have the absolute and unlimited right to direct the Collection Agent (whether the Collection Agent is the Seller or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.

             (b) The Collection Agent shall as soon as practicable following receipt turn over to the Seller the Collections of any Receivable which is not a Pool Receivable less, in the event the Seller is not the Collection Agent, all reasonable and appropriate out-of-pocket costs and expenses of such Collection Agent of servicing, collecting and administering the Receivables to the extent not covered by the Collection Agent Fee received by it. The Collection Agent, if other than the Seller, shall as soon as practicable upon demand deliver to the Seller all Records in its possession relating to Receivables of the Seller other than Pool Receivables, and copies of Records in its possession relating to Pool Receivables. The Collection Agent's authorization under this Agreement shall terminate after the Termination Date on the Collection Date.

             (c)  Notwithstanding anything to the contrary contained in this
   Article VI, the Collection Agent, if the Agent or its designee, shall have no obligation to collect, enforce or take any other action described in this Article VI with respect to any Receivable that is not a Pool Receivable other than as described in the first two sentences of Section 6.02(b).

             SECTION 6.03.  Rights of the Agent.  (a)  The Agent
   may notify at any time the Obligors of Pool Receivables, or any of them, of the Banks' ownership of Eligible Assets.

             (b) At any time following the designation of a Collection Agent other than the Seller pursuant to Section 6.01:

             (i) the Agent may direct the Obligors of Receivables, or any of them, that payment of all amounts payable under any Receivable be made directly to the Agent or its designee;

             (ii) the Seller shall, at the Agent's request and at the Seller's expense, give notice of the Banks' ownership interest in Pool Receivables to each Obligor and direct that payments be made directly to the Agent or its designee;

             (iii) the Seller shall, at the Agent's request, (A) assemble all Records, and shall make the same available to the Agent at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner acceptable to the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee; and

             (iv) each of the Seller and each Bank hereby authorizes the Agent to take any and all steps in the Seller's name and on behalf of the Seller and the Banks necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Receivables, including, without limitation, endorsing the Seller's name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts.

             SECTION 6.04. Responsibilities of the Seller. Anything herein to the contrary notwithstanding:

             (a) The Seller shall (i) perform all of its obligations under the Contracts related to the Pool Receivables to the same extent as if Eligible Assets had not been sold hereunder and the exercise by Agent of its rights hereunder shall not relieve Seller from such obligations and
   (ii) pay when due any taxes (other than taxes based upon or measured by income of the Agent or any Bank), including without limitation, sales and excise taxes, payable in connection with the Pool Receivables; and

             (b) Except as otherwise contemplated in this Agreement, none of the Agent or the Banks shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform any of the obligations of the Seller thereunder.

             SECTION 6.05. Possession by the Seller as Trustee; Further Action Evidencing Purchases. The Seller hereby agrees that until the Agent requests the Seller to deliver the Contracts relating to Pool Receivables and/or the documentary items of Related Security to it as provided in Section 6.06, the Seller shall maintain possession of such items at its address described in Section 5.01(f) in trust for the benefit of the Agent and the Banks to the extent of their interests therein. The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Agent may reasonably request in order to perfect, protect or more fully evidence the Eligible Assets (and the Percentage Interests therein) purchased by the Banks hereunder, or to enable any of the Banks or the Agent to exercise or enforce any of their respective rights hereunder. Without limiting the generality of the foregoing, the Seller will upon the request of the Agent: (a) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate or as the Agent may request to evidence, or otherwise in connection with, this Agreement and the transactions contemplated hereby,
   (b) if the Ratings Requirement is no longer satisfied, mark conspicuously each Contract evidencing the Pool Receivables with a legend, acceptable to the Agent, evidencing that the Banks have purchased all right and title thereto and interest therein as provided in this Agreement; and (c) mark its master data processing records evidencing such Pool Receivables and related Contracts with such legend. The Seller hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pool Receivables and the Related Security now existing or hereafter arising, without the signature of the Seller where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Pool Receivables, or any part thereof shall be sufficient as a financing statement. If the Seller fails to perform any of its agreements or obligations under this Agreement, the Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be payable by the Seller upon the Agent's demand therefor.

             SECTION 6.06.  Delivery of Contracts to Agent.  In
   order to perfect, protect or more fully evidence the Eligible Assets purchased by the Banks hereunder, the Agent may at any time that the Ratings Requirement is not satisfied request the Seller to, and promptly following Agent's request the Seller shall promptly deliver to the Agent the original Contracts relating to Pool Receivables fully executed by the related Obligor, together with (a) all other original documents, instruments and agreements that constitute part of the Related Security and (b) endorsements or assignments in blank satisfactory in form and substance to the Agent and executed by a duly authorized officer of the Seller.

             SECTION 6.07.  Application of Collections.  Any
   payment by an Obligor in respect of any indebtedness owed by it to the Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Pool Receivable of such Obligor (in the order of the age of such Receivables, starting with the oldest such Pool Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other Receivable or other indebtedness of such Obligor.


                              ARTICLE VII

                         EVENTS OF TERMINATION

             SECTION 7.01.  Events of Termination.  If any of the
   following events ("Events of Termination") shall occur:

             (a) (i) The Collection Agent (if the Seller or a Person designated by the Seller) shall fail to perform or observe any term, covenant or agreement hereunder in its capacity as the Collection Agent or the Seller shall fail to perform or observe any term, covenant or agreement contained in Article VI in its capacity as the Seller (other than, in either case, as referred to in clause (ii) of this
   Section 7.01(a)) and, in either case, any such failure shall remain unremedied for three Business Days after written notice thereof shall have been given by the Agent to the Seller or (ii) either the Collection Agent (if the Seller or a Person designated by the Seller) or the Seller shall fail to make any payment or deposit to be made by it hereunder when due; or

             (b) Any representation or warranty made or deemed to be made by the Seller (or any of its officers) under or in connection with this Agreement or any Investor Report or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made; provided, however, that except to the extent that any such falsity or inaccuracy in respect of any of the representations and warranties set forth in Sections 4.01(a), 4.01(b), 4.01(c), 4.01(g), 4.01(h), 4.01(i) and 4.01(l) would constitute an Event of Termination under some other subsection of this Section 7.01, if, within ten Business Days following the earlier of the date on which the Seller learns of such falsity or inaccuracy (on which date the Seller shall also give the Agent notice thereof) or the date on which the Agent gives the Seller notice of such inaccuracy or falsity, the Seller shall cure such falsity or inaccuracy in respect of any of the representations and warranties set forth in the Sections specified above in this proviso clause so as to render such representation and warranty true and accurate, then such falsity or inaccuracy shall not constitute an Event of Termination under this Section 7.01(b), subject, however, to the further conditions that (i) the Seller shall pay to the Agent, on written demand setting forth in reasonable detail the basis therefor, any amount necessary to indemnify the Banks, the Agent, CNAI and any of their respective Affiliates in full for any loss, cost or expense incurred by any of them as a result of such falsity or inaccuracy and (ii) no purchases of Eligible Assets shall be made during the pendency of such cure period; or

             (c) The Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for ten Business Days after written notice thereof shall have been given by the Agent to the Seller; or

             (d) A default or defaults or any other event shall occur under any agreement or instrument relating to any Debt of the Parent, the Seller or any other Subsidiary of the Parent in an amount exceeding $25,000,000 in the aggregate, and such default, defaults or other event shall result in a declaration of acceleration of the payment of such Debt; or

             (e) Any Purchase of an Eligible Asset shall for any reason, except to the extent permitted by the terms hereof, cease to create a valid and perfected first priority undivided percentage interest to the extent of such Eligible Asset in each Pool Receivable and the Related Security and Collections with respect thereto, free and clear of any Adverse Claims (except to the extent contemplated hereunder or under the Investor Agreement in favor of the Owners or the Banks); or

             (f) (i) The Parent, the Seller or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted against the Parent, the Seller or any Material Subsidiary (an "Involuntary Proceeding") seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or (iii) any proceeding of the type described in clause (ii) above shall be instituted by the Parent, the Seller or any Material Subsidiary; or (iv) the Parent, the Seller or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth in clauses (i) or (iii) above in this subsection
   (f); or

             (g) The Loss-to-Liquidation Ratio for any month shall exceed 2.50%, or the Default Ratio for any month shall exceed 2.00%, or the Delinquency Ratio for any month shall exceed 5.00%; or

             (h) The sum of all Eligible Assets hereunder and all "Eligible Assets" under and as defined in the Investor Agreement shall exceed 100%; or

             (i) The Parent shall cease to own, directly or indirectly, 100% of the issued and outstanding capital stock of the Seller;

             (j) The Parent shall terminate, disaffirm or otherwise fail to honor or perform any of the terms, provisions or covenants of, or any of its other obligations under the Parent Support Agreement, or notice is received by the Agent, CNAI, or any Bank from the Parent of the Parent's intention to take any of the aforementioned action, or any representation or warranty made by the Parent under the Parent Support Agreement shall prove to have been false or incorrect when made in any respect material to the respective interests of any Bank, the Agent or CNAI thereunder, or the Parent Support Agreement shall cease to constitute the legal, valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms; or

             (k) There shall have occurred any event which materially adversely affects the collectibility of the Receivables or there shall have occurred any other event which materially adversely affects the ability of the Seller to collect Receivables or the ability of the Seller to perform hereunder; or

             (l) Since December 31, 1994, there shall have occurred any material adverse change in the consolidated financial condition of the Parent and its consolidated Subsidiaries or the consolidated results of the operations of the Parent and its consolidated Subsidiaries for any period; or

             (m) An Event of Investment Ineligibility shall occur; then, and in any such event, the Agent may, by notice to the Seller, declare the Termination Date to have occurred, except that,

             (x) in the case of any event described in clause (iii) of subsection (f) above, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event, and

             (y) in the case of any event described in clause (ii) of subsection (f) above, the following shall automatically occur: (A) the settlement procedures described in Section 2.06 shall become applicable upon the commencement of an Involuntary Proceeding and no further Capital Increase Purchases or remittances of Collections pursuant to Section 2.05 shall be made, and (B) if an order for relief is entered against the Seller or the applicable Subsidiary of the Seller, the Termination Date shall be deemed to have occurred automatically upon the entry of such order; provided that if such Involuntary Proceeding is dismissed within 30 days following its commencement, and if no other Event of Termination has occurred, then following such dismissal, the Banks' Commitment to make Capital Increase Purchases hereunder and to permit the Collection Agent or the Agent, as applicable, to make remittances of Collections pursuant to
   Section 2.05, shall be reinstated as if the Termination Date had not occurred,

   in each case, such automatic events to occur without demand, protest or notice of any kind, all of which are hereby waived by the Seller. Upon any such declaration or automatic occurrence, the Banks' Purchase Commitments hereunder shall terminate and the Agent and the Banks shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of all applicable jurisdictions and other applicable laws, which rights shall be cumulative. Without limiting the foregoing or the general applicability of Article IX or Section 11.04, any Bank may elect to assign any Percentage Interest in an Eligible Asset owned by such Bank, pursuant to
   Section 9.01, following the occurrence of any Event of Termination.


                              ARTICLE VIII
                               THE AGENT

             SECTION 8.01. Authorization and Action. Each Bank hereby accepts the appointment of and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Agent reserves the right, in its sole discretion to exercise any rights and remedies under this Agreement, the Investor Agreement or any instrument or document executed and delivered pursuant hereto or thereto, or pursuant to applicable law, and, subject to the terms of Section 11.01, also to agree to any amendment, notification or waiver of this Agreement, the Investor Agreement or any instrument or document executed and delivered pursuant hereto or thereto. Notwithstanding anything herein or elsewhere to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The appointment and authority of the Agent hereunder shall terminate at the Collection Date.

             SECTION 8.02. UCC Filings. The Banks and the Seller expressly recognize and agree that the Agent may be listed as the assignee or secured party of record on the various UCC filings required to be made hereunder in order to perfect the transfer of the Eligible Assets from the Seller to the Banks, that such listing shall be for administrative convenience only in creating a record or nominee owner to take certain actions hereunder on behalf of the Banks and that such listing will not affect in any way the status of the Banks as the beneficial owners of the Eligible Assets. In addition, such listing shall impose no duties on the Agent other than those expressly and specifically undertaken in accordance with this Article VIII. In furtherance of the foregoing, each Bank shall be entitled to enforce its rights created under this Agreement without the need to conduct such enforcement through the Agent except as provided herein.

             SECTION 8.03. Agent's Reliance. Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including, without limitation, the Agent's servicing, administering or collecting Receivables as Collection Agent pursuant to Article VI), except for its or their own gross negligence or willful misconduct (other than actions taken at the direction of the Banks). Without limiting the foregoing, the Agent: (i) may consult with legal counsel (including counsel for the Seller), independent public accountants and other experts selected by it and shall not liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to (A) ascertain or to inquire as to, and shall not be responsible for, the performance or observance of any of the terms, covenants or conditions of this Agreement or any instrument or document furnished pursuant hereto on the part of the Seller or (B) inspect the property (including the books and records) of the Seller; (iv) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant hereto; (v) shall not be deemed to be acting as any Bank's trustee or otherwise in a fiduciary capacity hereunder or under or in connection with the Investor Agreement or any Eligible Asset (or Percentage Interests therein); and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties.

             SECTION 8.04. Agent and Affiliates. To the extent that the Agent or any of its Affiliates shall become a Bank hereunder, the Agent or such Affiliate, in such capacity, shall have the same rights and powers under this Agreement as would any Bank hereunder and may exercise the same as though it were not the Agent. The Agent and its Affiliates may generally engage in any kind of business with the Seller or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller or any Obligor or any of their respective Affiliates, all as if it were not the Agent hereunder and without any duty to account therefor to the Banks (including, without limitation, acting as "Agent" under the Investor Agreement).

             SECTION 8.05. Purchase Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and, if it so determines, to purchase an undivided ownership interest in the Pool Receivables hereunder. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

             SECTION 8.06. Indemnification. Each Bank agrees to indemnify the Agent (to the extent not reimbursed by the Seller), ratably according to its Percentage from time to time, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other agreement, document or instrument executed in connection herewith, or any action taken or omitted by the Agent under this Agreement or any other agreement, document or instrument executed in connection herewith; provided, however, that a Bank shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the Agent's gross negligence or willful misconduct (other than actions taken at the directions of the Banks). Without limitation of the generality of the foregoing, each Bank agrees to reimburse the Agent, ratably according to its Percentage from time to time, promptly upon demand, for any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement.

             SECTION 8.07. Successor Agent. The Agent may resign at any time by giving thirty days' notice thereof to the Banks, the Seller and the Collection Agent. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent approved by the Seller (which approval will not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Majority Banks and accepted such appointment within thirty days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent approved by the Seller (which approval will not be unreasonably withheld or delayed), which successor Agent shall be (a) either (i) a commercial bank having a combined capital and surplus of at least $250,000,000 or (ii) an Affiliate of such bank and (b) experienced in the types of transactions contemplated by this Agreement. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


                               ARTICLE IX

                   ASSIGNMENT OF PERCENTAGE INTERESTS

             SECTION 9.01. Register. The Agent shall maintain at its address, 450 Mamaroneck Avenue, Harrison, New York 10528, Attention:
   Corporate Asset Funding, a copy of this Agreement and the signature pages hereto and each Assignment of Purchase Commitment delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks, their Percentages, Percentage Interests, effective dates and the aggregate outstanding Capital of Percentage Interests owned by each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Seller or any Bank at any reasonable time and from time to time upon reasonable prior notice.

             SECTION 9.02. Assignment. Subject to compliance with Section 11.04, each Bank may assign to each other Bank or to any other Person all or any portion of its rights and title to, and interest in, any Percentage Interest owned by such Bank. Such assignments shall be upon such terms and conditions as the assignor and the assignee may mutually agree, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee's right and title to, and interest in, such Percentage Interest, and to enable the assignee to exercise or enforce any rights hereunder. Not less than five days prior to any such assignment, each assignor of a Percentage Interest shall notify the Agent and the Seller of any such assignment, and upon the Agent's receipt of an Assignment of Purchase Commitment executed by an assigning Bank and its assignee, the Agent shall (i) accept such Assignment of Purchase Commitment, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller.

                               ARTICLE X

                            INDEMNIFICATION

             SECTION 10.01. Indemnities by the Seller. Without limiting any other rights which CNAI, the Agent, each Bank or their Affiliates may have hereunder or under applicable law, the Seller hereby agrees to indemnify each of the Agent, CNAI, the Banks and their Affiliates from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement or the ownership of Eligible Assets or in respect of any Receivable or any Contract, excluding, however, (x) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of the Agent, CNAI, such Bank and their Affiliates, (y) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Pool Receivables or (z) Indemnified Amounts to the extent arising solely in connection with a dispute between or among CNAI, the Agent, any Bank or any of their respective Affiliates as a result of an alleged default by any such Person in the performance of any obligation owing to another such Person in connection with this Agreement. Without limiting the foregoing, Seller shall indemnify the Agent, CNAI, each Bank and their Affiliates for Indemnified Amounts relating to or resulting from:

             (a) the transfer hereunder of an interest in any Receivable other than an Eligible Receivable;

             (b) reliance on any representation or warranty made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement, any Investor Report or any other information or report delivered by the Seller pursuant hereto, or by the Parent pursuant to the Parent Support Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

             (c) the failure by the Seller (individually or as Collection Agent) to comply with any term, provision or covenant contained in this Agreement, or with any applicable law, rule or regulation with respect to any Receivable, the related Contract or the Related Security, or the nonconformity of any Receivable, the related Contract or the Related Security with any such applicable law, rule or regulation;

             (d) the failure to vest and maintain vested in each Bank or to transfer to each Bank a valid and perfected first priority undivided percentage interest, to the extent of each Percentage Interest owned by such Bank hereunder in each Eligible Asset, in the Receivables which are, or are intended to be, Pool Receivables, together with all Collections and Related Security, free and clear of any Adverse Claim whether existing at the time of the Purchase of such Eligible Asset or at any time thereafter;

             (e) the failure at any time on or before the Termination Date of the sum of all Eligible Assets and all "Eligible Assets" under and as defined in the Investor Agreement to be less than or equal to 100%;

             (f) the failure to perfect or any delay in perfecting as against the Seller, any of its Affiliates or any Dealer under the UCC of all applicable jurisdictions or other applicable laws (whether by the filing of financing statements or other similar instruments or documents or otherwise) the interests of the Banks and the Agent in all Receivables that are, or are intended to be, Pool Receivables, whether at the time of any Purchase or at any subsequent time;

             (g) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable which is, or is intended to be, a Pool Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the Equipment or services related to such Receivable or the furnishing or failure to furnish such Equipment or services;

             (h) any failure of the Seller, as Collection Agent or otherwise, to perform its duties or obligations in accordance with the provisions of Article VI;

             (i) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with Equipment or services which are the subject of any Receivable or Contract;

             (j) the failure by the Seller, any of its Affiliates or any Dealer to pay when due any taxes, including without limitation, sales, excise or personal property taxes payable in connection with the Receivables;

             (k) the failure of the Parent, the Seller, any Dealer or any of their respective agents and representatives to collect Receivables as contemplated by the related Contract and the Credit and Collection Policy or the failure of the Parent, any Dealer or any of their respective agents or representatives to remit to the Seller Collections of Pool Receivables remitted to the Parent or any such Dealer, agent or representative, or the failure of the Seller or any of its agents and representatives to remit to the Collection Agent or the Agent, Collections of Pool Receivables remitted to the Seller or such agent or representative;

             (l) the termination as a Dealer of any Dealer by the Parent or any Affiliate;

             (m) any claim, litigation or other action asserted or commenced by a Dealer for the payment to such Dealer of any dealer reserve or other amounts or other obligations allegedly owing to such Dealer by the Seller, the Parent or any of their respective Affiliates;

             (n) any failure of the Seller or the Parent to give reasonably equivalent value to any Dealer or the Parent, as applicable in consideration for the transfer by such Dealer or the Parent, as applicable of any Receivable and related Contract, or any attempt by any Person to void any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

             (o) the failure by the Seller, the Parent or any Dealer to be duly qualified to do business, to be in good standing or to have filed appropriate fictitious or assumed name registration documents in any jurisdiction;

             (p) the occurrence with respect to any Dealer of any event of the type described in Section 7.01(f) hereof; or

             (q) the commingling of Collections of Pool Receivables at any time with other funds, whether by a Dealer, the Seller, the Parent or any of their respective affiliates.

   Any amounts subject to the indemnification provisions of this Section
   10.01 shall be paid by Seller to the Agent within two Business Days following Agent's demand therefor.


                               ARTICLE XI

                             MISCELLANEOUS

             SECTION 11.01. Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement nor consent to any departure by the Seller therefrom, shall in any event be effective unless the same shall be in writing and signed by the Seller and the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by

        (a)  all of the Banks, do any of the following:

                  (i) amend the definitions of "Eligible Receivable," "Defaulted Receivable" or "Delinquent Receivable" or modify the then existing Concentration Limit or any Special Concentration Limit, or

                 (ii) amend, modify or waive any provision hereof in any way which would

                       (A) reduce the amount of Capital or Yield that is payable on account of any Eligible Asset or delay any scheduled date for payment thereof, or

                       (B) impair any rights expressly granted to an assignee or participant hereunder, or

                       (C) reduce the Facility Fee, or delay the dates on which the Facility Fee is due and payable, or

                       (D) modify any provisions relating to reserves for any uncollectible Receivables or Yield, or

                       (E) release the Parent from any of its obligations under Parent Support Agreement, or

        (b) the Majority Banks, do any of following:

                  (i) amend the definitions of "Default Ratio," "Delinquency Ratio," "Loss-to-Liquidation Ratio" or "Net Receivables Pool Balance," or

                 (ii) amend the Events of Termination to increase the maximum permitted Default Ratio, Delinquency Ratio or Loss-to-Liquidation Ratio or permit the sum of the aggregate Capital of all Eligible Assets hereunder and the Investor Capital to exceed the Net Receivables Pool Balance, or

                (iii) (A) waive violations of the Default Ratio or the Delinquency Ratio that deviate by more than 10% of the required levels of such ratios for more than two consecutive months, or

                       (B) waive a violation of the requirement that the sum of the Eligible Assets and the "Eligible Assets" under and as defined in the Investor Agreement not exceed 100% which permits the sum of the Eligible Assets and the "Eligible Assets" under and as defined in the Investor Agreement to exceed 105%, for more than one month, unless the Seller has cured or has agreed to cure such violation within 30 days after notice from the Agent, or

                       (C) waive a violation of the Loss-to-Liquidation Ratio that deviates by more than 10% of the required level of such ratio for more than two consecutive months unless the Loss Percentage is at least five times such ratio.
   No amendment or waiver of any provision of this Agreement nor consent to any departure by the Seller therefrom, shall in any event be effective unless the same shall be in writing and signed by (i) the Seller, CNAI and the Agent as agent for the Banks (with respect to an amendment) or
   (ii) CNAI and the Agent as agent for the Banks (with respect to a waiver or consent by them) or the Seller (with respect to a waiver or consent by
   it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for
   which given.   This Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

             SECTION 11.02.  Notices, Etc.   All notices and other
   communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex and facsimile communication) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party's Assignment of Purchase Commitment or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of delivery by mail, five days after being deposited in the mails, postage prepaid, or, in the case of notice by telex, when telexed against receipt of answer back, or in the case of notice by facsimile copy, when verbal confirmation of receipt is obtained, in each case addressed as aforesaid, except that notices and communications pursuant to Article II shall not be effective until received.

             SECTION 11.03. No Waiver; Remedies. No failure on the part of CNAI, the Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, (x) the Agent is hereby authorized by the Seller at any time and from time to time following the occurrence of an Event of Termination to the fullest extent permitted by law, to instruct Citibank or any Affiliate of Citibank to set-off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Citibank or such Affiliate to or for the credit or the account of the Seller against any and all of the obligations of Seller, now or hereafter existing under this Agreement, to the Agent or any Bank or their respective successors and assigns and (y) each Bank is hereby authorized by the Seller at any time and from time to time following the Termination Date to the fullest extent permitted by law, to set-off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank or an Affiliate of such Bank to or for the credit or the account of the Seller against any and all of the obligations of Seller, now or hereafter existing under this Agreement, to the Agent or any Bank or their respective successors and assigns; in each case, irrespective of whether or not demand therefor shall have been made under this Agreement and although such obligations may be contingent and unmatured. The Seller acknowledges that the rights of the Agent and any Bank or any of their respective successors and assigns described in this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) such parties may have.

             SECTION 11.04.  Binding Effect; Assignability.

             (a) This Agreement shall be binding upon each of the Seller, CNAI, the Agent, the Banks and their respective successors and permitted assigns, and shall inure to the benefit of the Seller, CNAI, Citibank, the Agent, the Banks and any other Affected Persons and their respective successors and permitted assigns.

             (b) Neither the Seller nor any Bank may assign any of its rights and obligations hereunder or any interest herein (including, without limitation, any Percentage Interest of such Bank) without the prior written consent of the Agent (which consent shall not be unreasonably withheld), except that any Bank may assign its rights and obligations hereunder and its interest herein to any other Bank, or any Affiliate of CNAI without such consent. Each of the Banks may, with the consent of the Seller (such consent not to be unreasonably withheld), assign its rights and obligations hereunder or interest herein to any Person. Notwithstanding anything in the foregoing to the contrary, any such permitted assignment of a Bank's rights and obligations hereunder, and interests herein (including, without limitation, any Percentage Interest of such Bank) shall be subject to the following requirements:

             (i) each such assignment shall be a constant, and not a varying, percentage of all rights and obligations under this Agreement,

             (ii) the amount being assigned pursuant to each assignment shall in no event be less than the lesser of $5,000,000 and the assigning Bank's Maximum Purchase,

           (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment of Purchase Commitment in the form of Exhibit A attached hereto, together with a processing and recordation fee of $2,500, and

            (iv) concurrently with such assignment, the assignor thereunder (other than CNAI or any of its Affiliates) shall assign to such assignee or such other Bank an equal percentage of its rights and obligations under the Asset Purchase Agreement, if any.

   Upon such execution, delivery, acceptance and recording, from and after the effective date specified in the Assignment of Purchase Commitment, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to this Agreement, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to this Agreement, relinquish its rights and be released from its obligations under this Agreement (other than its obligations of confidentiality under Section 11.09) (and, in the case of an assignment covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

             (c) Furthermore, each Bank and its permitted assigns (as described above in Section 11.04(b) may, at any time, without the consent of the Seller, sell undivided participation interests in all or any of its rights, obligations and interests (including, without limitation, such Bank's Percentage Interests in the Eligible Assets) hereunder; provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Purchase Commitment hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Seller, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (iv) concurrently with such participation, the selling Bank thereunder shall sell to such bank or other entity a participation in an equal percentage of its rights and obligations under the Asset Purchase Agreement, if any.

             (d) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Termination Date until the Collection Date; provided, however, that all representations, warranties and indemnities set forth herein, including, without limitation, in Articles IV, IV, VIII, X, and XI, and Section 2.14, shall be continuing and shall survive the Collection Date.

             SECTION 11.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws (as opposed to conflict of laws provisions) of the State of New York, except to the extent that the validity or perfection of the interests of the Banks in the Pool Receivables, or remedies hereunder, in respect thereof, are governed by the laws of a jurisdiction other than the State of New York.

             SECTION 11.06. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted to CNAI, the Agent, the Banks and their Affiliates under Article X hereof, the Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing) of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for CNAI, the Agent and Citibank with respect thereto and with respect to advising CNAI and the Agent as to their respective rights and remedies under this Agreement, and all costs and expenses, if any (including reasonable counsel fees and expenses) of each of the Agent, the Banks, CNAI and their respective Affiliates, in connection with the enforcement of this Agreement and the other documents to be delivered hereunder.

             (b) In addition, the Seller shall pay any and all stamp, sales, excise and other taxes (other than taxes based upon or measured by income of the Agent or any Bank) and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents to be delivered hereunder, and agrees to indemnify CNAI, the Agent and each Bank against any liabilities with respect to or resulting from any delay by the Seller in paying or omission to pay such taxes and fees.

             SECTION 11.07.  [Reserved].

             SECTION 11.08.  [Reserved].

             SECTION 11.09. Confidentiality. Unless otherwise required by applicable law, the Seller agrees to maintain the confidentiality of this Agreement and all other instruments and documents executed (or proposed to be executed) in connection herewith (and all drafts thereof) in its communications with third parties and otherwise; provided, however, that the Agreement may be disclosed to third parties to the extent such disclosure is (a) (i) required in connection with a sale of securities of Seller or (ii) made solely to Persons who are legal counsel for the purchaser or underwriter of such securities, and (b) made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent; provided further, however, that the Agreement may be disclosed to the Seller's legal counsel or accountants; and provided further, however, that the Seller shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of the Seller.

             SECTION 11.10. Execution in Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

             IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

   SELLER:                       SNAP-ON CREDIT CORPORATION


                                 By /s/ Michael F. Montemurro
                                   Name:  Michael F. Montemurro
                                   Title:  President

                                 2801 80th Street
                                 Kenosha, Wisconsin  53141-1410
                                 Attention: Chief Financial Officer
                                 Facsimile No.: (414) 656-5127
                                 Confirmation No.: (414) 656-5550

   CNAI/AGENT:                   CITICORP NORTH AMERICA, INC.,
                                   individually and as Agent


                                 By /s/ Michael Storm
                                   Vice President

                                 450 Mamaroneck Avenue
                                 Harrison, N.Y.  10528
                                 Attention:  Corporate
                                   Asset Funding Department
                                 Facsimile No.: (312) 993-6730
                                 Confirmation No.: (312) 993-3112

   BANKS:                        CITIBANK, N.A.


                                 By /s/ Michael Storm
                                   Vice President

                                 Percentage: 100.0%
                                 Maximum Purchase: $150,000,000

                                 450 Mamaroneck Avenue
                                 Harrison, N.Y.  10528
                                 Attention:  Corporate
                                   Asset Funding Department
                                 Facsimile No.: (312) 993-6730
                                 Confirmation No.: (312) 993-3112

                                                           EXHIBIT A


               FORM OF ASSIGNMENT OF PURCHASE COMMITMENT


                               Attached.

                   ASSIGNMENT OF PURCHASE COMMITMENT

             Reference is made to the Receivables Purchase and Sale Agreement dated as of October 6, 1995 (the "Purchase Agreement"), among Snap-on Credit Corporation, the Banks parties thereto (the "Banks") and Citicorp North America, Inc., individually and as agent (in its capacity as agent, the "Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Purchase Agreement.

             1. _____________ (the "Assignor") hereby sells and assigns, without recourse, to ____________ (the "Assignee"), and Assignee hereby purchases and assumes, without recourse, representation, warranty of any kind (except as set forth below) from Assignor, effective as of the Effective Date set forth below, a ____% interest in the Assignor's rights and obligations under the Purchase Agreement, including, without limitation, the Assignor's outstanding Capital on the Effective Date and the commitment of the Assignor to make Purchases and Capital Increase Purchases pursuant to the terms and conditions of the Purchase Agreement. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the agreements set forth in Section 11.04 of the Purchase Agreement, a copy of which Purchase Agreement has been received by each such party. From and after the Effective Date, (a) Assignee shall be a party to and be bound by the provisions of the Purchase Agreement and, to the extent of the interests assigned by this Assignment of Purchase Commitment, have the rights and obligations of a Bank thereunder and (b) Assignor shall, to the extent of the interests assigned by this Assignment of Purchase Commitment, relinquish its rights and be released from its obligations under the Purchase Agreement.

             2. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and such interest is free and clear of any adverse claim created by the Assignor, and as of the date hereof (and without giving effect to any assignment of such interest which has not become effective) (a) the Assignor's Percentage is ___% and (b) the aggregate outstanding Capital of the Assignor is $_______.

             3. This Assignment of Purchase Commitment is being delivered to the Agent pursuant to Section 11.04 of the Purchase Agreement.

             4. The Assignee hereby represents and warrants that is has, independently and without reliance on Assignor, any other Purchaser or the Agent and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Assignment of Purchase Commitment.

             5. Upon the later of the Effective Date and the date upon which the Agent accepts this Agreement of Purchase Commitment and records the assignment hereunder in the Register (the "Recording Date"), the Agent shall make all payments under the Purchase Agreement in respect of the interest assigned hereby (including, without limitation, all payments of Capital, Yield and unpaid Facility Fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Purchase Agreement for periods prior to the later of the Recording Date and the Effective Date directly between themselves.

             6. This Assignment of Purchase Commitment may be executed in any number of counterparts which, when taken together, shall be deemed to constitute one and the same instrument.

             7. THIS ASSIGNMENT OF PURCHASE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES).

   Date of Assignment:

   Legal Name of Assignor:

   Legal Name of Assignee:

   Assignee's Address for Notices:

   Effective Date of Assignment:

   Percentage of Assignee after giving effect to this Assignment: ______%

   Maximum Purchase of Assignee after giving effect to this Assignment: $___________________


   The terms set forth herein
   are hereby agreed to as of this
   ____ day of __________, ____:


   [Name of Assignor], as Assignor



   By:___________________
        Name:
        Title:

   [Name of Assignee], as Assignee



   By:__________________
        Name:
        Title:

                                                           EXHIBIT B


                           FORMS OF CONTRACTS


                               Attached.

                                                           EXHIBIT C


             DESCRIPTION OF CREDIT AND COLLECTION POLICIES


                               Attached.

                                                           EXHIBIT D


                   TRADE NAMES, FICTITIOUS NAMES AND
                       "DOING BUSINESS AS" NAMES




             None.

                                                           EXHIBIT E


                        FORM OF INVESTOR REPORT


                               Attached.

                                                           EXHIBIT F


          LIST OF OFFICES OF THE SELLER WHERE RECORDS ARE KEPT



             2801 80th Street
             Kenosha, Wisconsin  53141-1410